Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

LANDRY’S, INC.,

LANDRY’S MSA CO., INC.,

and

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Dated as of November 7, 2011

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 7, 2011, is entered into by and among Landry’s, Inc., a Delaware corporation (“Parent”), Landry’s MSA Co., Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Acquisition Sub”), and McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation (the “Company”). Each of Parent, Acquisition Sub and the Company are referred to herein as a “Party” and together as “Parties.” All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of Parent, Acquisition Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent proposes to cause Acquisition Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of Company Common Stock at a price per share of Company Common Stock of $8.75, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), and as a result of the Merger, except as expressly provided in Section 3.7(a)(ii), Section 3.7(a)(iii) and Section 3.7(c), each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Merger Consideration; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS & INTERPRETATIONS

1.1. Certain Definitions

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement on terms not less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement.

“Acceptable Escrow Agreement” shall mean an escrow agreement between Parent, Acquisition Sub and Jefferies Group, Inc. that Parent and Acquisition Sub shall have provided to the Company and its counsel for their review and comment (which comments Parent and Acquisition Sub shall have reasonably considered) reasonably in advance of its execution.

“Acceptance Time” shall have the meaning set forth in Section 3.7(d).

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Sub” shall have the meaning set forth in the preamble.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than fifteen percent (15%) of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, recapitalization, reorganization, share exchange, joint venture, business combination or other similar transaction involving the Company or any of its Subsidiaries which would, directly or indirectly, result in any Person owning fifteen percent (15%) or more of the voting equity interests (including indirect beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) pursuant to derivative or convertible securities), consolidated assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole; (iii) a sale, transfer, acquisition or disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof) or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable; (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole, or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Appraisal Shares” shall have the meaning set forth in Section 3.7(c).

“Assets” shall have the meaning set forth in Section 4.16.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Oregon or New York or is a day on which banking institutions located in the States of Oregon or New York are authorized or required by Law or other governmental action to close.

“Certificate” shall have the meaning set forth in Section 3.7(a)(ii).

“Certificate of Merger” shall have the meaning set forth in Section 3.3.

“Change” shall mean any change, circumstance, effect, event, occurrence or development.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 4.20(a).

“Company” shall have the meaning set forth in the preamble.

“Company Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its Subsidiaries as of December 29, 2010.

“Company Balance Sheet Date” shall mean December 29, 2010.

“Company Board” shall mean the Board of Directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(a).

“Company Board Recommendation Change” shall have the meaning set forth in Section 6.3(a).

“Company By-Laws” shall mean the by-laws of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” shall mean the certificate of incorporation of the Company.

“Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company and the associated preferred stock purchase rights.

“Company Disclosure Documents” shall have the meaning set forth in Section 4.11(a).

“Company Disclosure Letter” shall have the meaning set forth in the preamble to ARTICLE IV.

“Company Equity Awards” shall have the meaning set forth in Section 3.8(h).

“Company Intellectual Property Rights” has the meaning set forth in Section 4.17(a).

“Company Material Adverse Effect” shall mean any Changes that, individually or when taken together with all other Changes, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall either alone or in combination be deemed to be or constitute, or be taken into account when determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect”:

(i) general economic conditions (or changes in such conditions) in the United States or Canada;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or Canada, including (A) changes in interest rates in the United States or Canada and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or Canada;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any acts of war, sabotage or terrorism) in the United States or Canada;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or Canada;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including any adverse change in customer, supplier, distributor, employee or other business partner relationships including as a result of the identity of Parent hereunder (provided, however, that the exceptions in this clause (vii) shall not apply to any representation or warranty contained in Section 4.5 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance or obligations or satisfaction of conditions under this Agreement);

(viii) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or of which Parent has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required or specifically contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or third party estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(x) any legal proceedings made or brought by any current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company or any of its directors or officers arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent such Changes directly or indirectly result from, arise out of, or are attributable or related to, any of the matters described in clauses (i) through (vi) above and disproportionately affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world, or in the industries, in which the Company and its Subsidiaries conduct business (in which case, only the extent of such disproportionate effects (if any) shall be taken into account when determining whether there has been, or is reasonably expected to be, a “Company Material Adverse Effect”).

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under the Company Stock Plan.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Restricted Stock” shall mean a share of Company Common Stock granted pursuant to the Company Stock Plan that is subject to restriction.

“Company SEC Reports” shall have the meaning set forth in Section 4.9.

“Company Securities” shall have the meaning set forth in Section 4.7(c).

“Company Stock Plan” shall mean the Company’s 2004 Stock Incentive Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Comparable Plans” shall have the meaning set forth in Section 7.2(c).

“Confidentiality Agreement” shall mean the confidentiality agreement between the Company and Parent, dated July 14, 2011.

“Consent” shall have the meaning set forth in Section 4.6.

“Continuing Directors” shall have the meaning set forth in Section 2.5(a).

“Continuing Employees” shall mean all employees of the Company and its Subsidiaries who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or its Subsidiaries after the Effective Time or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license agreement, franchise, or other legally binding instrument or arrangement.

“D&O Insurance” shall have the meaning set forth in Section 7.1(c).

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DGCL” shall have the meaning set forth in Section 3.1.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Effective Time” shall have the meaning set forth in Section 3.3.

“Employee Plans” shall have the meaning set forth in Section 4.19(a).

“Enforceability Exception” shall have the meaning set forth in Section 4.2.

“Environmental Law” shall mean any and all applicable laws and regulations promulgated thereunder, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equity Award Amounts” shall mean, collectively, all amounts payable pursuant to Section 3.7(d) and Section 3.7(e).

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” shall have the meaning set forth in Section 4.19(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Fund” shall have the meaning set forth in Section 3.8(a).

“Existing Credit Agreement” shall mean the Amended and Restated Revolving Credit Agreement dated December 28, 2007 among McCormick & Schmick Acquisition Corp. and The Boathouse Restaurants of Canada, Inc., as borrowers, Bank of America, N.A., as administrative agent and collateral agent, Banc of America Securities LLC, as sole lead arranger, and other specified lenders, as amended to date.

“Fairness Opinion” shall have the meaning set forth in Section 4.28.

“Financial Advisor” shall have the meaning set forth in Section 4.27.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indemnified Persons” shall have the meaning set forth in Section 7.1(a).

“Initial Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) all patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), applications for patents, patent disclosures or other patent rights, (ii) all trade secrets, business, technical and know-how information (including recipes and formulas), databases, data collections and other confidential and proprietary information and all rights therein, (iii) all copyrights, copyright registrations, applications for copyright registrations and renewals for any of the foregoing, and unregistered copyrights, (iv) all trademarks, service marks, trade names, business names, logos, trade dress, certification marks, and other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, (v) Internet domain names and social media names and sites, including but not limited to Facebook and Twitter, and (vi) software, including source code, object code and software-related specifications and documentation related thereto.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of any of the Persons set forth in Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.15(a).

“Leases” shall have the meaning set forth in Section 4.15(a).

“Legal Proceeding” shall mean any legal, administrative, arbitral or other suit, claim, charge, lawsuit, litigation, grievance, mediation, action, demand, investigation or other legal proceeding of any nature brought by or pending before any Governmental Authority.

“Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, preemptive right, community property interest, deeds of trust, easements, covenants, rights of way, title defects or other encumbrance (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Liquor Licenses” shall have the meaning set forth in Section 4.21(b).

“Material Contract” shall have the meaning set forth in Section 4.14(a).

“Merger” shall have the meaning set forth in the recitals.

“Merger Closing” shall have the meaning set forth in Section 3.2.

“Merger Closing Date” shall have the meaning set forth in Section 3.2.

“Merger Consideration” shall have the meaning set forth in Section 3.7(a)(ii).

“Minimum Tender Condition” shall have the meaning set forth in Annex I.

“Nasdaq” shall mean The Nasdaq Global Market.

“Offer” shall have the meaning set forth in the recitals.

“Offer Closing” shall have the meaning set forth in Section 2.1(e).

“Offer Closing Date” shall have the meaning set forth in Section 2.1(e).

“Offer Conditions” shall have the meaning set forth in Section 2.1(b).

“Offer Documents” shall have the meaning set forth in Section 2.1(g).

“Offer Price” shall have the meaning set forth in the recitals.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Parent” shall have the meaning set forth in the preamble.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company on the date of this Agreement.

“Parent Insider” shall have the meaning set forth in Section 2.5(a).

“Parent Material Adverse Effect” shall mean any Change that prevents or materially impedes, hinders or delays the consummation by Parent or Acquisition Sub of the Offer, the Merger or any of the other transactions contemplated by this Agreement on a timely basis or the performance by Parent and Acquisition Sub of their respective material covenants and obligations hereunder.

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Paying Agency Agreement” shall have the meaning set forth in Section 3.8(a).

“Paying Agent” shall have the meaning set forth in Section 3.8(a).

“Permits” shall have the meaning set forth in Section 4.21.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not, individually or in the aggregate, impair in any material respect the continued ownership, use and operation of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2010; (vi) statutory, common law or contractual liens of landlords; and (vii) Liens described in Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Preliminary Proxy Statement” shall have the meaning set forth in Section 8.4(c).

“Proxy Statement” shall have the meaning set forth in Section 8.4(c).

“Promissory Note” shall have the meaning set forth in Section 2.3(b).

“Recommendation Change Notice” shall have the meaning set forth in Section 6.3(a).

“Registered Intellectual Property Rights” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights (but excluding, for the avoidance of doubt, any licenses or other Contracts).

“Representatives” shall have the meaning set forth in Section 6.2(b).

“Rights Plan” shall mean the Rights Agreement, dated April 18, 2011, between the Company and Computershare Trust Company, N.A., as rights agent.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(b).

“Schedule TO” shall have the meaning set forth in Section 2.1(g).

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Short-Form Threshold” shall have the meaning set forth in Section 2.3(b).

“Solvent,” with respect to any Person, shall mean that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, exceeds, as of such date, the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as the meanings of such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the insolvency of debtors; (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged; and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Stockholder Approval” shall have the meaning set forth in Section 4.4.

“Stockholders’ Meeting” shall have the meaning set forth in Section 8.4(a).

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Securities” shall have the meaning set forth in Section 4.8(b).

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction (with all of the percentages included in the definition of Acquisition Transaction increased to 50%), not arising out of or relating to any material violation of Section 6.2 or Section 6.3, providing for terms that the Company Board (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, the identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms, and (ii) would be more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the Offer, the Merger and the other transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Takeover Laws” shall have the meaning set forth in Section 4.3(a).

“Tax” shall mean any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” shall have the meaning set forth in Section 4.18(a).

“Termination Fee” shall have the meaning set forth in Section 10.3(b).

“Top-Up” shall have the meaning set forth in Section 2.3(a).

“Top-Up Closing” shall have the meaning set forth in Section 2.3(b).

“Top-Up Shares” shall have the meaning set forth in Section 2.3(a).

“Transfer Taxes” shall have the meaning set forth in Section 7.7.

1.2. Certain Interpretations (a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

ARTICLE II.

THE OFFER

2.1. The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within 10 Business Days) after the date of this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Acquisition Sub, and may be asserted by Parent and Acquisition Sub or waived by Parent or Acquisition Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Acquisition Sub only with the prior written consent of the Company. Parent and Acquisition Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Acquisition Sub shall not, and Parent shall not permit Acquisition Sub to, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to any holder of Company Common Stock, (vi) terminate the Offer or extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of this Agreement or (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer. Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Date”) that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement of the Offer. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied or, to the extent waivable in accordance with the terms hereof, has not been waived by Parent or Acquisition Sub, Acquisition Sub shall, subject to Parent’s and the Company’s right to terminate this Agreement pursuant to Section 10.1, extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as the Parties hereto may agree), ending no later than the Outside Date, to permit such Offer Condition to be satisfied; provided, however, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, the Minimum Tender Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms hereof), Acquisition Sub shall, subject to Parent’s right to terminate this Agreement pursuant to Section 10.1, if requested by the Company in writing, extend the Offer and its expiration date beyond any then scheduled expiration date for one or more periods not to exceed an aggregate of twenty (20) Business Days (the “Extended Expiration Date”), the length of each such period (which is not to be less than five (5) Business Days) to be determined by Parent in its sole discretion (or such longer period as the Parties hereto may agree), ending no later than the Outside Date, to permit the Minimum Tender Condition to be satisfied. Notwithstanding the foregoing or anything else in this Agreement (including Annex I) to the contrary, if all of the Offer Conditions (or all of the Offer Conditions other than the Minimum Tender Condition) have been satisfied as of 4:01 pm ET on the Business Day immediately preceding the Initial Expiration Date, (x) the Company shall, upon the request of Parent, deliver to Parent a certificate, executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (c)(ii), (c)(iii), and (c)(iv) of Annex I shall have occurred and be continuing as of such date and time and (y) Acquisition Sub may extend the Offer prior to the expiration thereof for one period not to exceed ten (10) Business Days from the Initial Expiration Date, provided that, (i) Parent and Acquisition Sub shall, prior to the public announcement of such extension, irrevocably waive (A) all of the Offer Conditions (other than (1) the Minimum Tender Condition, which may be waived by Parent and Acquisition Sub only with the prior written consent of the Company and (2) the condition set forth in clause (c)(i) of Annex I) and the Offer shall thereafter be conditioned only upon the satisfaction of the Minimum Tender Condition and the condition set forth in clause (c)(i) of Annex I, (B) the termination right of Parent set forth in Section 10.1(e) and (C) the condition to the Merger set forth in Section 9.1(b), and (ii) the total, aggregate funds necessary to consummate the Offer and the Merger shall, prior to the public announcement of the extension, have been deposited into an escrow account pursuant to an Acceptable Escrow Agreement and the release of such funds to the account of the depositary for the Offer and the Exchange Fund, as applicable, to pay the aggregate consideration payable in connection with the Offer and the Merger shall be conditioned only upon the occurrence of the Acceptance Time. Notwithstanding anything herein to the contrary, Acquisition Sub shall, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or any rule or regulation of Nasdaq, in each case, applicable to the Offer.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the Offer Conditions is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Termination of Offer. The Offer may not be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless this Agreement is validly terminated in accordance with Section 10.1. If this Agreement is validly terminated pursuant to Section 10.1, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (i) promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and in any event shall not acquire any shares of Company Common Stock pursuant thereto and (ii) promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Acquisition Sub for inclusion in the Offer Documents. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and provide additional information for use in the Offer Documents if and to the extent that such Party determines that failure to include such information would cause the Offer Documents to omit to state any material fact required to be stated therein. Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Acquisition Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Acquisition Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Acquisition Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose comments on such document or response and Parent and Acquisition Sub shall give reasonable consideration to any such comments.

(h) Funds. Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

2.2. Company Actions.

(a) Company Board Recommendation. The Company hereby consents to the Offer and, subject to Section 6.3, to the inclusion in the Offer Documents of the Company Board Recommendation.

(b) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. Parent and Acquisition Sub shall promptly furnish to the Company in writing all information concerning Parent and Acquisition Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and provide additional information for use in the Offer Documents if and to the extent that such Party determines that failure to include such information would cause the Offer Documents to omit to state any material fact required to be stated therein. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Acquisition Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Acquisition Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to review and to propose comments on such document or response and the Company shall give reasonable consideration to any such comments.

(c) Stockholder Lists. In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Acquisition Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Acquisition Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Acquisition Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement. Unless the Company Board shall have effected a Company Board Recommendation Change, the Company shall use reasonable best efforts to make solicitations of and recommendations to the holders of Company Common Stock for purposes of causing the Minimum Tender Condition to be satisfied, including, upon Parent’s request, together with Parent and Acquisition Sub, jointly preparing a presentation to RiskMetrics Group or such other proxy advisory firm as designated by Parent to obtain a recommendation of this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

2.3. Top-Up.

(a) Top-Up. The Company hereby grants to Acquisition Sub an irrevocable right (the “Top-Up”), exercisable only on the terms and conditions set forth in this Section 2.3, and only for so long as this Agreement has not been terminated pursuant to Section 10.1, to purchase at a price per share equal to the Offer Price up to a number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute one share more than 90% (determined on a fully diluted basis) of the shares of the Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up may not be exercised (i) to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up, (ii) unless the Offer Closing shall have occurred and (iii) unless, immediately after such exercise, Parent and its Subsidiaries would own more than 90% of the Company Common Stock then outstanding. The Top-Up shall be exercisable only once.

(b) Exercise of Top-Up; Top-Up Closing. Subject to the limitations set forth in Section 2.3(a) and the satisfaction of the conditions to the Merger, including Section 9.1(c), if there shall not have been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Subsidiaries, would represent at least 90% of the shares of the Company Common Stock outstanding on the Offer Closing Date (the “Short-Form Threshold”), Acquisition Sub shall exercise the Top-Up for such number of Top-Up Shares as is necessary for Acquisition Sub to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing Date), deliver written notice to Acquisition Sub specifying, based on the information provided by Acquisition Sub in its notice, the number of Top-Up Shares to be purchased. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 3.2, and shall take place simultaneously with, or as soon as reasonably practicable after, the Offer Closing, the purchase price owed by Acquisition Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Acquisition Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum, payable in arrears at maturity, (iii) shall be full recourse to Parent and Acquisition Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Acquisition Sub a certificate representing the Top-Up Shares.

(c) Exemption from Registration. Parent and Acquisition Sub acknowledge that the Top-Up Shares that Acquisition Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Acquisition Sub hereby represents and warrants to the Company that Acquisition Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights. The Parties agree that any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.7(c) and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

2.4. Notices of Guaranteed Delivery For purposes of this Agreement, including the exercise of the Top-Up, and the Offer, unless otherwise mutually agreed to by the Company and Parent, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are delivered to or on behalf of Acquisition Sub.

2.5. Directors.

(a) Composition of Company Board and Board Committees. Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 2.5) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Acquisition Sub (including shares accepted for payment) immediately following the Offer Closing bears to the total number of shares of Company Common Stock outstanding (determined on a fully-diluted basis), and the Company shall use reasonable best efforts to cause Parent’s designees to be elected or appointed to the Company Board, including by promptly increasing the number of directors (included by amending the by-laws if necessary to increase the size of the Company Board) or securing resignations of incumbent directors; provided, however, that prior to the Effective Time, the Company Board shall always have at least two Continuing Directors. For purposes of this Agreement, any and all members of the Company Board immediately prior to the Offer Closing who remain on the Company Board after such designation by Parent pursuant to this Section 2.5(a) shall be referred to as “Continuing Directors”. If the number of directors who are Continuing Directors is reduced below two (2) prior to the Effective Time, the remaining Continuing Director shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero (0), then the other directors on the Company Board shall designate and appoint to the Company Board two (2) directors who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members (rounded up to the next whole number) that in each case represents the same percentage as such individuals represent on the Company Board on (A) each committee of the Company Board to the fullest extent permitted by all applicable Laws, including the rules of Nasdaq, and (B) as requested by Parent, on each board of directors of each Subsidiary of the Company (and each committee thereof).

(b) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.5(a) hereof, until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules and regulations of Nasdaq and the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”); provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of such directors as may be required by such rules or securities Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate Persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules and regulations of Nasdaq and the federal securities Laws to be Independent Directors, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Acquisition Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement

(c) Section 14(f) of the Exchange Act. The Company’s obligations to use reasonable best efforts to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions reasonably necessary, including mailing to its shareholders information with respect to the Company and its directors and officers, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.5(c), which shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 2.5(a) and this Section 2.5(c) shall be subject to the receipt of such information.

(d) Required Approvals of Continuing Directors. Following the election or appointment of Parent’s designees pursuant to Section 2.5(a) and until the Effective Time, the approval of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall only be one (1) Continuing Director then in office) shall be required to authorize (and such authorization shall constitute the authorization and direction of the full Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) the Company to: (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Acquisition Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) amend or otherwise modify in any material respect the Company Certificate of Incorporation or Company By-Laws in any manner adverse to the Company’s stockholders or the Company’s current or former officers or directors, or in any manner which would prevent or delay the consummation of the transactions contemplated hereby or the stockholders receiving the Merger Consideration, or (v) make any other determination or give any approval or authorization that is required to be taken or given by the Company Board with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger. Following the election or appointment of Parent’s designees pursuant to Section 2.5(a) and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one (1) Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action.

ARTICLE III.

THE MERGER

3.1. The Merger Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

3.2. The Closing The closing of the Merger (the “Merger Closing”) will take place on the date of, or as soon as reasonably practicable (but in no event later than the second Business Day) following, the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), provided that the conditions set forth in ARTICLE IX have been satisfied or (to the extent permitted by Law) waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at such time, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

3.3. The Effective Time Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of ownership and merger or a certificate of merger (in either case, the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

3.4. Effect of the Merger The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

3.5. Certificate of Incorporation and Bylaws

(a) At the Effective Time, the Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.1.

(b) The Parties shall take all necessary action such that, at the Effective Time, the Company By-Laws as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law subject to Section 7.1.

3.6. Directors and Officers

(a) Directors. The Parties shall take all necessary action such that the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.7. Effect on Capital Stock

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Capital Stock of Acquisition Sub. Each share of capital stock of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(ii) Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, and (B) except as provided in Section 3.7(c), the Appraisal Shares) shall be automatically converted, subject to Section 3.7(b), into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared from and after the date hereof with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(iii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Merger Consideration. Without limiting the other provisions of this Agreement but without duplication of the provisions of Section 2.1(c), if at any time during the period between the date of this Agreement and the Effective Time, there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.7(a)(ii) shall be equitably adjusted to reflect the effect thereof, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this Section 3.7(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(d) Company Restricted Stock. Each holder of an unvested award of Company Restricted Stock shall have the right to tender such Company Restricted Stock into the Offer. Effective upon the acceptance for payment by Acquisition Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”), each share of Company Restricted Stock (whether tendered into the Offer or not) shall become fully vested, and, to the extent not withheld by the Company to satisfy Tax withholding obligations, shall be treated the same as other outstanding shares of Company Common Stock. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(d) under the Company Stock Plan and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(e) Company Options. Neither Parent nor Acquisition Sub shall assume any Company Stock Options in connection with the Offer, Merger or any other transactions contemplated by this Agreement. At the Acceptance Time, each outstanding, unexpired and unexercised Company Stock Option shall vest and become exercisable. To the extent not exercised prior to the Acceptance Time, then upon the Effective Time each Company Stock Option shall be deemed to be exercised and canceled, with each former holder of any such cancelled Company Stock Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Company Stock Option, an amount in cash, without interest and subject to deduction for any required withholding Tax, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(e) under all Company Stock Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

3.8. Exchange of Certificates

(a) Payment Agent. Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the “Paying Agency Agreement”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). If any holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement with respect to such Appraisal Shares, and the Exchange Fund shall be deemed to include the cash so deposited.

(b) Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.7(a)(ii), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration and any such dividends to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.8(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent, and any Taxes resulting therefrom shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration as provided herein. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the Merger Consideration to all holders of Certificates, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect thereto.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Offer Price, Merger Consideration, Equity Award Amount and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option or Company Restricted Stock (together, the “Company Equity Awards”), as applicable, such amounts as Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent.

3.9. Necessary Further Actions If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the correspondingly numbered Section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as set forth in the Company SEC Reports filed by the Company with the SEC for any periods, or with respect to any events occurring, from and after January 1, 2010 through the date hereof (other than in any “risk factor” disclosure or any other forward looking statements or other disclosures included in such documents that are generally cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1. Organization; Good Standing The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company has publicly filed with the SEC or made available to Parent complete and correct copies of the Company Certificate of Incorporation and Company By-Laws, as amended to date.

4.2. Corporate Power; Enforceability Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject, in the case of the Merger, to obtaining the Stockholder Approval if required under applicable Law, to consummate the transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than, in the case of the Merger, obtaining the Stockholder Approval if required by applicable Law and filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, and the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and (y) is subject to general principles of equity (clause (x) and (y) collectively, the “Enforceability Exception”).

4.3. Board Actions; Rights Plan

(a) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn, (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (iii) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company Stockholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (this clause (v), the “Company Board Recommendation”), (vi) assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), causing any restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of Delaware and Oregon that may purport to be applicable to the Company, Parent, Acquisition Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Acquisition Sub and their respective Affiliates solely with respect to this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up and the Merger), (vii) assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), causing any restrictions of any Takeover Laws of any jurisdiction other than Delaware and Oregon that may purport to be applicable to the Company, Parent, Acquisition Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Acquisition Sub and their respective Affiliates solely with respect to this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up and the Merger), and (viii) authorizing and approving the Top-Up and the issuance of the Top-Up Shares thereunder.

(b) The Company Board has taken all necessary action so that (i) none of the execution or delivery of this Agreement or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement will result in (A) Parent or Acquisition Sub being deemed to be an Acquiring Person (as defined in the Rights Plan), (B) the occurrence of a Triggering Event (as defined in the Rights Plan), or (C) the distribution of Rights Certificates (as defined in the Rights Plan) separate from the certificates representing the shares of Company Common Stock, and (ii) the Rights Plan will expire pursuant to the terms of the Rights Plan at the Effective Time.

4.4. Voting Requirements Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.7(a), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval”) is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to approve and consummate the transactions contemplated hereby.

4.5. Non-Contravention The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not (a) violate or conflict with any provision of (i) the Company Certificate of Incorporation or the Company By-Laws or (ii) the comparable organizational documents of any of the Company’s Subsidiaries, subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, (b) subject to obtaining such Consents set forth in Section 4.5 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, (c) assuming the Consents referred to in Section 4.5 of the Company Disclosure Letter and in Section 4.6 are obtained or made, and assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), and subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, violate or conflict with any Law or Order, applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, which violation or conflict is materially adverse to the Company and its Subsidiaries, taken as a whole, or (d) result in the creation of any Lien (other than Permitted Liens and Liens imposed by Parent or Merger Sub pursuant to the Debt Financing) upon the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (a)(ii) and (b) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

4.6. Required Governmental Approvals Except as set forth in Section 4.6 of the Company Disclosure Letter, no consent, approval, Order, waiver, authorization or permit of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required to be obtained or made by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule 14D-9 and, if required by applicable Law, the Proxy Statement, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (d) any filings or notices required under the rules and regulations of Nasdaq and (e) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

4.7. Company Capitalization

(a) As of the close of business on November 1, 2011, the authorized capital stock of the Company consisted of (i) 120,000,000 shares of Company Common Stock, of which 14,889,523 shares were issued and outstanding, (ii) 15,000,000 shares of Company Preferred Stock, of which (A) 100,000 shares have been designated as Series A Preferred Stock and (B) no shares of Company Preferred Stock were issued and outstanding. As of the close of business on November 4, 2011, there were 615,148 shares of Company Common Stock issuable upon exercise of outstanding Company Options granted pursuant to the Company Stock Plan, 158,233 shares of Company Common Stock reserved for future issuance under the Company Stock Plan, and 100,000 shares of Series A Preferred Stock reserved for issuance pursuant to the Rights Plan. All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance under the Company Stock Plan or upon exercise or settlement of Company Options or shares of Company Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary.

(b) Except as set forth in Section 4.7(b) of the Company Disclosure Letter, since November 1, 2011, the Company has not (i) issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options or vesting of Company Restricted Stock or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock.

(c) Except as set forth in this Section 4.7 and except for the Top-Up and the Company Preferred Stock purchase rights granted pursuant to the Rights Plan, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to (A) the terms of the Company Stock Plan or (B) in the ordinary course of business consistent with past practice.

(d) Except for the Rights Plan, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive, anti-dilutive, rights of first refusal, redemption, repurchase, disposition or other similar rights with respect to any capital stock or other Equity Interest of the Company.

(e) Section 4.7(e) of the Company Disclosure Letter sets forth a true and complete list of all holders of outstanding Company Options, indicating, with respect to each Company Option then outstanding, the number of shares of Company Common Stock subject to such Company Option, the name of the plan under which such Company Option was granted, the date of grant, exercise price, vesting schedule and expiration thereof. The Company has made available to Parent true and complete copies of the Company Stock Plan.

(f) Section 4.7(f) of the Company Disclosure Letter sets forth a true and complete list of all holders of outstanding Company Restricted Stock, indicating, with respect to each share of Company Restricted Stock then outstanding, the name of the plan under which such Company Restricted Stock was granted, the date of grant, vesting schedule and expiration thereof.

(g) The Company has a sufficient number of authorized but unissued shares of Common Stock available to issue the Top-Up Shares to Acquisition Sub pursuant to Section 2.3, assuming the Minimum Condition is satisfied.

4.8. Subsidiaries

(a) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent either such concept is recognized under applicable Law), except where the failure to be in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent either such concept is recognized under applicable Law), except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (collectively, the “Subsidiary Securities”) (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and (iii) are not subject to any preemptive rights or any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

4.9. Company SEC Reports Since December 31, 2008, the Company has filed or furnished on a timely basis all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof. References herein to the term “Company SEC Reports” shall mean all information filed or incorporated by reference in or furnished under any Form 10-K, Form 10-Q, Form 8-K or Schedule 14A since December 31, 2008, including any exhibits or amendments thereto. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC or any foreign Governmental Authority that performs a similar function to that of the SEC or any national securities exchange or national quotation system. Except as set forth in Section 4.9 of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, occurring since December 31, 2008 and prior to the date hereof that is not otherwise available on the SEC’s Electronic Data Gathering and Retrieval Database (EDGAR) prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company and each of its officers and, to the Knowledge of the Company, each of its directors, is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of Nasdaq. Except as set forth in Section 4.9 of the Company Disclosure Letter, from December 31, 2008 through the date of this Agreement, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting. To the Knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

4.10. Company Financial Statements

(a) The consolidated financial statements of the Company and its Subsidiaries filed with or incorporated by reference into the Company SEC Reports, as amended, supplemented or restated, if applicable, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable). Except as set forth on Section 4.10(a) of the Company Disclosure Letter, since December 31, 2008, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b) The Company has established and maintains “disclosure controls and procedures” (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the Company’s principal executive officer and its principal financial officer (as appropriate) in order to allow for the preparation of the Company SEC Reports.

(c) The Company has established and maintains a system of “internal control over financial reporting” (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiary’s in the Company’s or such Subsidiary’s published financial statements or other Company SEC Report.

(f) Except as set forth on Section 4.10(f) of the Company Disclosure Letter, since December 31, 2008, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or other Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2008, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws or breach of fiduciary duty under applicable Laws, relating to periods after December 31, 2008, by the Company or any of its officers, directors, employees or agents to the Company Board any committee thereof or to any director or officer of the Company.

4.11. Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.11 will not apply to statements included in, or omissions from, the Company Disclosure Documents based upon information furnished to the Company by or on behalf of Parent or Acquisition Sub or any Affiliate of Parent or Acquisition Sub or known to Parent or Acquisition Sub but not known to the Company.

(c) The information with respect to the Company or any of the Company’s Subsidiaries that the Company furnishes to Parent or Acquisition Sub expressly for use in the Schedule TO and the Offer Documents, at the time such information is or was provided, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.12. No Undisclosed Liabilities As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet (or in the notes thereto) or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business or (d) unknown Liabilities that have not had, individually or in the aggregate, a Company Material Adverse Effect.

4.13. Absence of Certain Changes

(a) Since December 29, 2010 through the date hereof, (i) except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) there has not been a Company Material Adverse Effect.

(b) Except as set forth on Section 4.13 of the Company Disclosure Letter, since July 1, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Sections 6.1(b)(i), (iii), (iv), (v), (vi), (viii), (ix), (x), (xi), (xii), (xv), (xviii), (xix), (xx), (xxi), (xxii), (xxiii), (xxiv), or (xxvii) if proposed to be taken after the date hereof.

4.14. Material Contracts

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii) any Contract to which the Company or any of its Subsidiaries is a party that contains any covenant by the Company or any of its Subsidiaries to not engage in any line of business or to not engage in its business in any geographic location, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(iii) any Contract (A) entered into after December 31, 2008 or (B) that has continuing obligations applicable to the Company or its Subsidiaries, in each case, (x) relating to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of assets with a fair market value in excess of $100,000, or (y) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise for an amount in excess, in the aggregate, of $100,000 other than the Company’s Subsidiaries;

(iv) any Contract that relates to any acquisition by the Company or any of its Subsidiaries of any business pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than indemnification obligations with respect to directors and officers), “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $100,000;

(v) any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(vi) any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the ordinary course of business in excess of $100,000;

(vii) any Contract that prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of its Subsidiaries, prohibits the pledging of any Equity Interest of any of the Company’s Subsidiaries or prohibits the issuance of guarantees by any of the Company’s Subsidiaries;

(viii) any Contract that is a settlement, conciliation or similar agreement (x) with any Governmental Authority that imposes on the Company any monetary or material non-monetary obligations after the date of this Agreement, or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $100,000 after the date of this Agreement;

(ix) any Collective Bargaining Agreement or other Contract with any labor union;

(x) any Contract that contains (A) a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of a Person or (B) any “non-solicitation”, “no hire” or similar provision which restricts the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing such Person’s current or former employees in a manner or to an extent that would interfere in any material respect with the ordinary course operations of the business of the Company or its Subsidiaries;

(xi) any Contract that relates to the employment of any individual on a full-time or part-time, consulting, or other basis providing annual compensation in excess of $100,000;

(xii) any Contract to which the Company or any of its Subsidiaries is a party that contains a license in respect of Intellectual Property (except for (A) licenses of commercially available software granted to the Company or any of its Subsidiaries, and (B) non-exclusive licenses to Intellectual Property in the ordinary course of business) and that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xiii) any Contract that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $100,000 in any year, except for any such Contract to purchase inventory and other products for immediate consumption;

(xiv) any Contract that (A) contains most favored customer pricing provisions with any third party (other than any Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of its Subsidiaries, taken as a whole; or

(xv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Section 4.14 of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Parent.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, (i) each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Exception, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract, (iii) neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and (iv) the Company has not received any written notice from any counterparty to any Material Contract that such counterparty intends to terminate, or not renew, any Material Contract.

4.15. Real Property

(a) Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (i) for the purposes of operating a restaurant or (ii) that has rent payments in excess of $1,000 per month (such property, the “Leased Real Property”). The Company has publicly filed with the SEC or made available to Parent a complete and accurate copy of all Leases of Leased Real

Property. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Letter, (i) each of the Leases set forth in Section 4.15(a) or Section 4.15(b) of the Company Disclosure Letter is legally valid, binding, enforceable (subject to the Enforceability Exception) and in full force and effect and there are no material, ongoing disputes with respect to such Lease; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a material breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable (subject to the Enforceability Exception) and in full force and effect; and (iii) neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto or permit the termination, modification or acceleration of rent under such Lease.

(d) Neither the Company nor any of its Subsidiaries owns fee title to any real property and neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

4.16. Personal Property and Assets The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, the Assets are in good operating condition and repair to allow each restaurant location to operate in the ordinary course, ordinary wear and tear and deferred maintenance excepted.

4.17. Intellectual Property

(a) The Company or one of its Subsidiaries is the owner of all right, title and interest in and to, or has the right to use all Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company Intellectual Property Rights”), free and clear of all Liens other than Permitted Liens. Section 4.17(a)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights owned by the Company or one of its Subsidiaries and, if applicable, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded; and (ii) any claims, suits, actions, or proceedings pending with respect to any Company Registered Intellectual Property Rights owned by the Company or one of its Subsidiaries (other than office actions). Except as set forth on Section 4.17(a)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, (A) each material item of Company Registered Intellectual Property Rights is valid and subsisting, in full force and effect and enforceable, as of the date of this Agreement; and (B) no loss of any material Company Intellectual Property Rights is reasonably foreseeable (other than at the end of the applicable statutory term).

(b) As of the date hereof, except as set forth on Section 4.17(b) of the Company Disclosure Letter, the consummation of the transactions contemplated hereunder will not (i) result in the loss of any Company Intellectual Property Rights, (ii) give rise to any right of any third party to terminate any Contract under which the Company or any of its Subsidiaries have the right to use any of the Company Intellectual Property Rights, or (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments by the Company or any of its Subsidiaries under any agreement under which the Company Intellectual Property is licensed to the Company or any of its Subsidiaries.

(c) (i) To the Knowledge of the Company, the operation of the business as currently conducted by the Company and its Subsidiaries has not within the past three (3) years materially infringed upon, misappropriated, diluted or otherwise materially violated any Intellectual Property rights of a third party and is not materially infringing, misappropriating or otherwise materially violating, any Intellectual Property of any third party, except as would not reasonably be expected to subject the Company or its Subsidiaries to any material liability; (ii) to the Knowledge of the Company, no third party has a right to use or is currently infringing, diluting, misappropriating or otherwise violated any Intellectual Property rights owned by the Company or any of its Subsidiaries, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company and its Subsidiaries are not subject to any Order that materially restricts or materially impairs the use of any material Company Intellectual Property Rights.

(d) Except as set forth in Section 4.17(d) of the Company Disclosure Letter or as would not reasonably be expected to subject the Company or its Subsidiaries to any material liability, (i) each of the Company and its Subsidiaries maintain policies and procedures regarding data security and PCI compliance that are commercially reasonable and in compliance with applicable Law, (ii) the Company and its Subsidiaries’ use and dissemination of personal information is in compliance with all the Company and its Subsidiaries’ privacy and related policies, terms of use and applicable Law; and (iii) to the Knowledge of the Company, there have been no security breaches relating to any personal information maintained by the Company or any of its Subsidiaries during the past three (3) years.

4.18. Tax Matters

Except as set forth on Section 4.18 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through the Company Balance Sheet Date, and (iii) have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice. No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes. No claim has ever been made by a taxing or governmental authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal and state income taxes required to be paid or withheld and have paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any independent contractor, creditor, stockholder or other third party.

(c) No audit of any Tax Return of the Company or any of its Subsidiaries is presently in progress of which the Company or any of its Subsidiaries has received notice prior to the date hereof, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(d) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(g) None of the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement and (iii) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

(h) Neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that will, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) in connection with the consummation of the transactions contemplated by this Agreement.

This Section 4.18 and Section 4.19 contain the sole representations and warranties of the Company with respect to Tax matters.

4.19. Employee Plans

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) material “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any current material Liability (together the “Employee Plans”). As of the date hereof, the Company has not met the targets required under its 2011 Executive Incentive Compensation Plan for bonuses to be paid under such plan.

(b) No Employee Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code, in all material respects.

(d) Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan that is subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code in all material respects.

(e) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any material indemnification obligation.

(f) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(g) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, development or event has occurred or exists since the date of such determination or opinion letter that has materially and adversely affected the qualified status of any such Employee Plan.

(h) Except as set forth in Section 4.19(h) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, including, without limitation, any severance payment, (B) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(i) Except as set forth in Section 4.19(i) of the Company Disclosure Letter, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for in all material respects.

(j) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of facts in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability (other than routine benefits liabilities) under the terms of any Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Authority, or any other applicable Law.

(k) Except as would not have a Company Material Adverse Effect or as required by applicable Law or this Agreement, no term under any Employee Plan (other than any employment, change of control or similar agreement or any International Employee Plan) exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(l) No deduction for federal income tax purposes is expected by the Company to be disallowed for material remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(m) Section 4.19(m) of the Company Disclosure Letter sets forth a complete and accurate list of all severance payments that may become due to any employee of the Company or any Subsidiary of the Company, pursuant to any agreements, plans or arrangements in effect as of the date hereof, as a result of the consummation of the transactions contemplated by this Agreement if any such employee’s employment is terminated within two years following the Effective Time.

4.20. Labor Matters

(a) Since December 31, 2008, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiary.

(b) Except as set forth in Section 4.20(b) of the Company Disclosure Letter or for failures to be in compliance that have not had, and would not reasonably be expected to have, a materially adverse affect on the financial results or operations of the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are and for the past three (3) years have remained in compliance in all material respects with applicable Laws and Orders with respect to hiring, employment, and termination of employment (including but not limited to applicable Laws regarding wage and hour requirements, tips, correct classification of independent contractors and of employees as exempt and non-exempt, work authorization status, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety, and collective bargaining).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d) As of the date hereof, there are no Legal Proceedings or, to the Knowledge of the Company, labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any employee of the Company or any of its Subsidiaries or applicants, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except as set forth in Section 4.20(d) of the Company Disclosure Letter.

4.21. Permits

(a) The Company and its Subsidiaries have, and are in compliance in all material respects with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities legally required to conduct their businesses as currently conducted (“Permits”), all such Permits are valid and in full force and effect, and no suspension or cancellation of any material Permit is pending or, to the Knowledge of the Company, threatened.

(b) Section 4.21(b) of the Company Disclosure Letter sets forth a list of all liquor licenses (including beer and wine licenses) held or used by the Company and its Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant operated by the Company or any of its Subsidiaries, along with the name and address of each such restaurant, and the expiration date of each such Liquor License.

(c) Except as would not, materially adversely affect the operation of the business of the Company and its Subsidiaries as presently conducted, taken as a whole:

(i) to the extent required by applicable Law, each restaurant currently operated by the Company or any Company Subsidiary possesses a Liquor License;

(ii) the Company has no reason to believe that any currently pending application for a Liquor License sought by the Company or any Company Subsidiary will be ultimately denied;

(iii) each of the Liquor Licenses has been validly issued, and any subsequent changes in fact affecting such licensees that were required by Law to be reported to the applicable alcoholic beverage licensing authorities, have been so reported;

(iv) each Liquor License is in full force and effect and is adequate for the current conduct of the operations at the restaurant for which it is issued;

(v) neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened modification, suspension, or cancellation of a Liquor License or any proceeding related thereto;

(vi) except as set forth in Section 4.21(c)(vi) of the Company Disclosure Letter, there have been no proceedings or other Actions relating to any of the Liquor Licenses; and

(vii) there are no pending disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any impact on any restaurant or the ability to maintain or renew any Liquor License

4.22. Compliance with Laws Each of the Company and its Subsidiaries is in compliance and has been in compliance since December 31, 2008, in all material respects, with all Law and Orders applicable to its business or operations or by which any of its properties or assets are bound, except for such violations or noncompliance that have not had, individually or in the aggregate, a materially adverse effect on the company and its Subsidiaries, taken as a whole. No representation or warranty is made in this Section 4.22 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.9, (b) intellectual property and related matters, which are covered solely in Section 4.17, (c) applicable laws with respect to Taxes, which are covered solely in Section 4.18, (d) ERISA and other employee benefit-related matters, which are covered solely in Section 4.19, (e) labor law matters, which are covered solely in Section 4.20, or (f) Environmental Laws, which are covered solely in Section 4.23.

4.23. Environmental Matters

Except as has not had, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and since December 31, 2008 have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c) To the Knowledge of the Company, there has been no release of any Hazardous Substance at the Leased Real Property in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws.

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any liability or obligation with respect to any of the foregoing.

This Section 4.23 contains the sole representations and warranties of the Company with respect to Environmental Laws, Hazardous Substances and any other environmental matters.

4.24. Litigation Except as set forth in Section 4.24 of the Company Disclosure Letter, as of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, or to the Knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $100,000, (ii) seeks injunctive or other material non-monetary relief, or (iii) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding Order that has had or would reasonably be expected to have a materially adverse effect on the business or operations of the Company and its Subsidiaries, taken as a whole.

4.25. Insurance Section 4.25 of the Company Disclosure Letter set forth all policies of insurance maintained by the Company or any of its Subsidiaries and covering the Company, its Subsidiaries and their respective businesses over the past four (4) years (the “Company Insurance Policies”). Taken as a whole and in all material respects, all policies of insurance maintained by the Company or any of its Subsidiaries are sufficient to cover the Company, its Subsidiaries and their respective businesses as presently conducted and are in full force and effect. Except as set forth on Section 4.25 of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or threatened (A) cancellation or termination of any Company Insurance Policy (other than in connection with ordinary renewals), (B) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any Company Insurance Policy; or (C) material adjustment in the amount of the premiums payable with respect to any Company Insurance Policy, (ii) there have been no disputes regarding denial or nonpayment of any known or pending claims under any Company Insurance Policy, and (iii) there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder.

4.26. Related Party Transactions Except (a) for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, (b) as set forth in Section 4.26 of the Company Disclosure Letter and (c) as disclosed in the Company SEC Reports filed prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, within the three-year period preceding the date of this Agreement, in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

4.27. Brokers Except for Piper Jaffray & Co. (the “Financial Advisor”), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

4.28. Opinion of Financial Advisor The Financial Advisor has delivered to the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement (the “Fairness Opinion”), that, as of such date, the Offer Price to be received by the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent or any Affiliate of Parent).

4.29. State Anti-Takeover Statutes Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.7, to the Knowledge of the Company, no restrictions of any Takeover Laws apply or purport to apply to the Company with respect to this Agreement, the Offer, the Top-Up, the Merger or any of the other transactions contemplated by this Agreement.

4.30. Quality and Safety of Food and Beverage Products.

Except as set forth on Section 4.30 of the Company Disclosure Letter, since December 31, 2008, to the Knowledge of the Company, (a) there have been no recalls of any food or beverage product of the Company or any of its Subsidiaries, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries; and (b) none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law.

4.31. No Other Representations and Warranties.

Except for the representations and warranties contained in this Agreement, the Company hereby acknowledges and agrees that none of the Parent, Acquisition Sub or any other Person on behalf of Parent or Acquisition Sub makes any other express or implied warranty in connection with the transactions contemplated by hereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company jointly and severally as follows:

5.1. Organization; Good Standing Parent is a corporation duly organized, validly existing and in good standing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Acquisition Sub is a corporation duly organized and validly existing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Acquisition Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Acquisition Sub.

5.2. Corporate Power; Enforceability Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and, subject to either the adoption of this Agreement by Parent in accordance with Section 7.6 or the adoption of resolutions by the board of directors of Acquisition Sub in accordance with Section 8.4(f), to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Acquisition Sub, and no other corporate or other proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby other than either the adoption of this Agreement by Parent in accordance with Section 7.6 or the adoption of resolutions by the board of directors of Acquisition Sub in accordance with Section 8.4(f). This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Exception.

5.3. Non-Contravention Except as set forth on Section 5.3 of the Parent Disclosure Letter, the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.5 are obtained or made, subject to the governmental filings and other matters referred to in Section 5.4, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.4. Required Governmental Approvals No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except (a) the filing of the Certificate of the Merger with the Secretary of State of the State of Delaware, and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule TO, the Offer Documents and, if required by applicable Law, the Proxy Statement, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.5. Litigation As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent or any of its Affiliates, threatened in writing against or affecting Parent or Acquisition Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.6. Information Supplied None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub or any of its Subsidiaries expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.7. Ownership of Company Capital Stock

(a) None of Parent, Acquisition Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

(b) Except as set forth in Section 5.7 of the Parent Disclosure Letter, as of the date hereof, none of Parent or any of its Affiliates or Subsidiaries owns (beneficially or otherwise) any shares of Company Common Stock or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company) except pursuant to this Agreement; provided that neither Parent nor Acquisition Sub makes any representation with respect to any such ownership by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Parent’s or Parent’s controlled Affiliates’ employees, (ii) any employee benefit plan of Parent or Parent’s controlled Affiliates for which investment decisions are made by an independent trustee or (iii) any stock portfolio not controlled or managed by Parent or any of Parent’s controlled Affiliates which invest in the Company (but not principally the Company) among other companies.

5.8. Brokers Except for North Point Advisors LLC, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

5.9. Operations and Ownership of Acquisition Sub Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities and will have incurred no Liabilities or obligations other than as contemplated by this Agreement. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Acquisition Sub, free and clear of all Liens (other than any Liens created pursuant to the financing contemplated in Section 7.4).

5.10. Available Funds

(a) Parent will have sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Acceptance Time and the Effective Time, Parent will have available, and will make available to Acquisition Sub, all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and to consummate the Merger and the other transactions contemplated hereby.

(b) Neither Parent or Acquisition Sub, or any of their respective Affiliates, is a party to or otherwise bound by any Contracts, or has any formal or informal arrangements or other understandings (whether or not binding), with any Person (including any shareholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning any investments to be made in or contributions to be made to Parent or Acquisition Sub in connection with the Merger and/or any other transactions contemplated by this Agreement, other than as set forth in an executed debt commitment letter (the “Debt Commitment Letter”), engagement letter and fee letter, each dated as of the date hereof, from Jefferies Group, Inc., of which a true and complete copy of the Debt Commitment Letter has been provided to the Company. The Debt Commitment Letter provides, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (the “Debt Financing”). As of the date hereof, neither the Debt Commitment Letter nor fee letter has been amended or modified, no such amendment or modification is presently contemplated, and the respective obligations and commitments contained in such letter has not been withdrawn or rescinded in any respect. Parent or Acquisition Sub has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter and fee letter that are payable on or prior to the date hereof, and, as of the date hereof, the Debt Commitment Letter and fee letter are in full force and effect and are the valid, binding and enforceable obligations of Parent and Acquisition Sub, subject to the Enforceability Exception, and, to the knowledge of Parent and Acquisition Sub, the other parties thereto. As of the date of this Agreement, neither Parent nor Acquisition Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to Parent or Acquisition Sub on the date of the Offer Closing. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the lender thereunder to make the full amount of the Debt Financing available to Parent on the terms in the Debt Commitment Letter. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings, to which Parent or Acquisition Sub or any of their Affiliates is a party, that could (i) increase the conditionality or (ii) reduce the amount of the Debt Financing, in the case of this clause (ii), in any manner that would prevent or delay the ability of the Parent and Acquisition Sub to consummate the transactions contemplated hereby. Parent and Acquisition Sub have obtained the consent of the lenders under the Debt Commitment Letter to publicly file the Debt Commitment Letter with the SEC if requested by the SEC or required by Law.

5.11. Shareholder and Management Arrangements

Except as expressly authorized by the Company Board in writing prior to the date hereof, neither Parent or Acquisition Sub, or any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any shareholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment or compensation) from and after the Effective Time.

5.12. Solvency As of the Effective Time, assuming, solely for the purposes of this Section 5.12, (a) the Company is Solvent immediately prior to the Acceptance Time, (b) the satisfaction of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger, or the waiver of such conditions, and (c) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects and all knowledge, materiality or “Material Adverse Effect” qualifications or exceptions contained in such representations and warranties shall be disregarded) and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Offer, the Merger and the payment of the aggregate Offer Consideration and Merger Consideration pursuant hereto, and payment of all related fees and expenses of Parent, Acquisition Sub, the Company and their respective Subsidiaries in connection therewith, the Surviving Corporation will be Solvent as of the Effective Time and immediately following the transactions contemplated hereby.

5.13. No Other Company Representations or Warranties Except for the representations and warranties set forth in ARTICLE IV, Parent and Acquisition Sub hereby acknowledge and agree that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Acquisition Sub or any of their respective Affiliates or Representatives or any other Person, and (b) neither the Company nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Acquisition Sub or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Acquisition Sub or any of their respective Affiliates or Representatives or any other Person, or the use by Parent, Acquisition Sub or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Acquisition Sub or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

5.14. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans In connection with the due diligence investigation of the Company by Parent and Acquisition Sub and their respective Affiliates and Representatives, Parent and Acquisition Sub and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Acquisition Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Acquisition Sub are familiar, (b) that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) that Parent and Acquisition Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives with respect thereto. Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VI.

COVENANTS OF THE COMPANY

6.1. Interim Conduct of Business

(a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Acceptance Time, each of the Company and each of its Subsidiaries shall (A) carry on its business in the usual, regular and ordinary course in a manner consistent with past practices, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, retain the services of its current officers, employees and consultants and preserve its goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations.

(b) In addition to and without limiting the generality of Section 6.1(a), except (i) as expressly contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) as set forth in Section 6.1(b) of the Company Disclosure Letter, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Acceptance Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries, or any securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, except (A) for the issuance and sale of shares of Company Common Stock pursuant to the vesting and/or exercise of Company Options that are in existence on the date of this Agreement, and (B) pursuant to requirements of Contracts of the Company or any of its Subsidiaries that have been disclosed or made available to Parent, in each case as in existence on the date of this Agreement and on the terms in effect on the date hereof;

(iii) directly or indirectly acquire, repurchase or redeem any shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries, except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or vesting of Company Restricted Stock;

(iv)(A) split, combine, subdivide or reclassify any shares of capital stock or other Equity Interest, or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, other Equity Interests or other securities, in each case of the Company or any of its Subsidiaries, (B) declare, set aside or pay any dividend or other distribution (whether payable in cash, shares or property or any combination thereof) in respect of any shares of capital stock, make any other actual, constructive or deemed distribution in respect of the shares of capital stock of the Company or any of its Subsidiaries, or set any record date therefor, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries or (C) enter into any agreement with respect to the voting of its capital stock or other Equity Interest;

(v) propose, adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for the transactions contemplated by this Agreement;

(vi) redeem, repurchase, prepay, defease, discharge, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) borrowings pursuant to existing credit facilities as in effect on the date hereof that are either (x) not in excess of $100,000 or (y) necessary for the operation of the business, and (B) business expense advances in the ordinary course of business to employees of the Company or any of its Subsidiaries;

(vii) adopt or amend in any material respect any Employee Plan, hire or increase the compensation or fringe benefits of, or enter into any severance agreement with (A) any director, executive officer or consultant, or (B) any employee that is salaried at the Company’s headquarters or at the manager level or higher, in each case of the Company or any of its Subsidiaries, or pay any benefit not provided for by any existing Employee Plan, in each case except (a) as reasonably necessary to comply with applicable Law or existing Contracts made available to Parent prior to the date of this Agreement or (b) the termination or amendment of any Employee Plan that may be subject to Section 409A of the Code consistent with Section 409A of the Code and any guidance issued thereunder in order to cause such Employee Plan to comply with Section 409A of the Code, provided that such termination or amendment shall not materially increase any compensation, benefits or liabilities thereunder, provided, that notwithstanding the foregoing, the Company may hire or increase the compensation of any director, executive officer, service provider or employee that is salaried or at the manager level or higher, if Parent is provided prior written notice and fails to object to such notice within 72 hours of receipt of such notice;

(viii) settle, release, waive or compromise any pending or threatened material Legal Proceeding against the Company or any of its Subsidiaries (A) for an amount to be paid by the Company in excess of $100,000 individually or $300,000 in the aggregate, and (B) that entails the incurrence of (1) any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole or (2) obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(ix) except as may be required as a result of a change in applicable Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(x) (A) make or change any material Tax election, (B) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, except, in each case, in the ordinary course of business consistent with past practice;

(xi) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, or make any loans, advances or capital contributions to or investments in any Person, in each case, in excess of $25,000 individually or $100,000 in the aggregate, except for intercompany loans, advances, contributions, acquisitions or investments between or among the Company and its wholly-owned Subsidiaries and not involving any third party;

(xii) (A) enter into any agreement for any single capital expenditure in excess of $25,000 or capital expenditures for the Company and its Subsidiaries in excess of $200,000 in the aggregate, other than on an emergency basis, or (B) sell, pledge, dispose of, abandon, transfer, lease, sublease, assign, license, guarantee or encumber, or authorize the sale, pledge, disposition, abandonment, transfer, lease, sublease, license, guarantee or encumbrance of, any property, rights or assets (tangible or intangible) of the Company or any of its Subsidiaries having a current value in excess of $50,000 individually or $200,000 in the aggregate or any material Company Intellectual Property Rights (other than (I) sales of inventory or non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice and Permitted Liens, and (II) any abandonment, failure to maintain or other disposition of any Company Registered Intellectual Property Rights owned by the Company or any of its Subsidiaries in the ordinary course of business or in connection with any office actions or other prosecution matters);

(xiii) (A) enter into, terminate or materially amend or modify any Material Contract or Contract that, if in effect on the date hereof, would have been a Material Contract, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under, any Material Contract, or (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated in this Agreement (including in combination with any other event or circumstance);

(xiv) enter into, terminate or amend any Material Contract for the purchase of inventory other than to provide for the purchase of inventory for immediate use or consumption;

(xv) have executive officers of the Company knowingly permit any employee or other Person to remove any Assets of the Company or its Subsidiaries from the corporate office, warehouses, restaurants of the Company or any of its Subsidiaries’ facilities other than in connection with the performance of employment responsibilities in the ordinary course, consistent with past practices;

(xvi) intentionally defer the payment of any accounts payable beyond the date such payable is due without penalty;

(xvii) (a) issue any coupons or complimentary rights for dining other than in the ordinary course of business consistent with past practice or (b) sell any coupons or gift certificates at less than 85% of fair value;

(xviii) waive any rights under or amend the Rights Plan, except as expressly contemplated by this Agreement;

(xix) adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement, other than the Rights Plan;

(xx) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xxi) grant any Lien on any of its assets, other than Permitted Liens;

(xxii) change its fiscal year;

(xxiii) enter into any new line of business outside of its existing business;

(xxiv) implement or announce any material reductions in labor force, mass lay-offs or plant closings, early retirement programs, or new severance programs or policies concerning employees of the Company or any of its Subsidiaries (excluding routine employee terminations or terminations as determined in the sole discretion of the Company);

(xxv) (A) enter into, terminate or materially amend or modify any Lease (or any Material Contract for the purchase or sale of real property) to which the Company is obligated to pay or incur an obligation of more than $1,000 per month, (B) waive any material term of or any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under, any Lease, or (C) enter into any Lease which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated in this Agreement (including in combination with any other event or circumstance)

(xxvi) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries; or

(xxvii) enter into, renew or modify any indemnification agreement with any Indemnified Person;

(xxviii) commit, authorize or agree to take any of the foregoing actions or enter into any binding agreement, letter or similar agreement or arrangement to take any of the foregoing actions.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2. No Solicitation

(a) The Company shall, and shall cause its Subsidiaries and direct their respective Representatives to, immediately cease any and all discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and promptly thereafter, deliver a written notice to each such Person, and to any other Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal (which confidentiality agreement is still in effect as of the date of this Agreement), to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries in accordance with the terms of the applicable confidentiality agreement with such Person.

(b) Subject to Section 6.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or direct any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce or knowingly encourage or assist the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce, encourage or assist the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations with any Person in connection with or for the purpose of knowingly facilitating any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill agreement or Takeover Law for the purpose of allowing a third party to make an Acquisition Proposal (including providing consent or authorization to any Person to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board or any member thereof), (v) approve, endorse or recommend an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar Contract contemplating or otherwise relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.2(c)).

(c) Notwithstanding anything to the contrary set forth in Section 6.2(b), prior to the Acceptance Time, the Company, the Company’s Subsidiaries and the Company’s Representatives may (i) participate or engage in discussions or negotiations with any Person or group of Persons that has made a bona fide, unsolicited written Acquisition Proposal (which Acquisition Proposal does not arise out of any material breach of this Section 6.2), (ii) grant a limited waiver, amendment or release under any standstill agreement for the sole purpose of allowing any Person or group of Persons to make a written Acquisition Proposal or a proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (including providing consent or authorization to any Person to make an Acquisition Proposal or such other proposal or offer to any officer of the Company or to the Company Board or any member thereof) and/or (iii) furnish to any Person or group of Persons that has made a bona fide, unsolicited written Acquisition Proposal or a proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (which Acquisition Proposal or such other proposal or offer does not arise out of any material breach of this Section 6.2) any non-public information relating to the Company and/or any of its Subsidiaries and/or afford to any such Person or group of Persons access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or any of its Subsidiaries, in each case under this clause (iii) pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to taking any action described in the preceding clauses (i) or (iii), the Company Board (or any authorized committee thereof) shall have determined in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal or such other proposal or offer either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; and provided, further, that in the case of any action taken pursuant to the preceding clauses (i), (ii) or (iii), (A) the Company gives Parent written notice of the identity of such Person or group of Persons and the material terms of such Acquisition Proposal or such other proposal or offer (unless such Acquisition Proposal or such other proposal or offer is in written form, in which case the Company shall give Parent a copy thereof), and (B) contemporaneously with furnishing any non-public information to such Person or group of Persons, the Company furnishes such non-public information to Parent (which may be by posting such information to a “virtual data room” available to Parent and its Representatives) to the extent such information has not been previously furnished to Parent.

(d) If the Company becomes aware of any receipt by the Company of (i) any Acquisition Proposal, or (ii) any request for information or any inquiry with respect to, or which would reasonably be expected to lead to, an Acquisition Proposal, the Company shall promptly (and, in any event, within one (1) Business Day of the Company’s Knowledge of any such event) notify Parent of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group of Persons making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed on a prompt basis of any material change in the status or terms of any such Acquisition Proposal, request or inquiry. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within one (1) Business Day after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) provided to the Company, any of its Subsidiaries or any of its Representatives by such Person or group of Persons making any such Acquisition Proposal, request or inquiry.

6.3. Company Board Recommendation

(a) Except as expressly provided in this Section 6.3, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in any manner adverse to Parent or Acquisition Sub, or publicly propose to withhold, withdraw, amend, qualify or modify in any manner adverse to Parent or Acquisition Sub, the Company Board Recommendation, (ii) adopt, approve or recommend or publicly propose to adopt, approve or recommend an Acquisition Proposal, (iii) (A) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days after Parent so requests in writing or (B) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so reasonably requests in writing; provided, that Parent may only make two (2) such requests in any given fifteen (15) Business Day period; (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (v) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement, if applicable, or (vi) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.2(c)) (any action described in clauses (i) through (vi), a “Company Board Recommendation Change”); provided, however that a “stop, look and listen” communication by the Company Board (or any committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communications, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Effective Time, the Company Board (or any committee thereof) may effect a Company Board Recommendation Change if, at any time prior to the receipt of the Stockholder Approval, (i) the Company Board (or any authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws (ii) the Company has notified Parent in writing (a “Recommendation Change Notice”) at least five (5) Business Days in advance (the “Notice Period”), that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change and, in the case of any Acquisition Proposal, the identity of the Person or group of Persons making the Superior Proposal, and the material terms thereof (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iii) if requested by Parent, the Company shall and shall direct its Representatives to, during the Notice Period, negotiate with Parent and Parent’s Representatives in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement; and (iv) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the failure to effect a Company Board Recommendation Change would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

(b) Nothing in this Agreement shall prohibit the Company Board (or any committee thereof) from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Recommendation within five (5) Business Days following any reasonable request by Parent; provided, that Parent may only make two (2) such requests in any given fifteen (15) Business Day period and (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

6.4. Access At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall (i) afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and Representatives reasonable access and designated office space (when on the premises), during normal business hours, to the properties, books and records and personnel of the Company and its Subsidiaries, including, without limitation, reasonable access to the Company’s corporate offices and each of its restaurants and reasonable controlled access to the Company’s information systems and computer networks (which access to information systems and computer networks shall include access to personnel information of the Company’s officers or employees, shall not include remote access (provided that Parent may have supervised remote access to test the Company’s information systems, but may not have remote access to documents or information without the express approval of the Company) and shall be conducted under the supervision of one or more employees of the Company, who will be made available at all times during normal business hours to facilitate immediate access to the Company’s books and records and who shall control the actual use of such systems and networks), (ii) in a manner which does not interfere in any material respects with the business of the Company and its Subsidiaries, make available to Parent and its Representatives, upon reasonable notice and during normal business hours, all corporate office personnel and other employees at the general manager level and above, whether on-site or, by travel to Parent’s corporate offices in Houston, Texas, at Parent’s sole expense and upon advance notice of at least forty-eight (48) hours, (iii) to facilitate the operations of the business of the Company and its Subsidiaries from and after the Effective Time, permit Parent to make general communications to the Company’s corporate office personnel and other employees at the general manager level and above, and (iv) permit Parent, under the supervision of an employee of the Company or its Subsidiaries, upon advance notice of at least forty-eight (48) hours, to communicate with the landlords of certain Lease Real Properties for purposes of obtaining a consent (to the extent required) or granting an estoppel in connection with the transactions contemplated by this Agreement or otherwise discussing the terms of any Lease; provided, however, that the Company may restrict or otherwise prohibit the access to any designated office space, documents or information (including to the Company’s information systems and computer networks) or limit the access or communication to its employees or any landlord to the extent that (A) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (B) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; (C) access to such documents or information would violate any obligation of confidentiality by the Company or a Subsidiary of the Company existing on the date hereof, or (D) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Parent and its Representatives shall not be permitted to remove originals of any documents or originals of any other materials from the Company’s or Subsidiaries’ premises (including the corporate offices or restaurants) without the express approval of the Company. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4.

6.5. Certain Litigation Each Party hereto shall promptly advise the other parties hereto of any litigation commenced after the date hereof against such Party or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, and shall keep the other parties hereto reasonably informed regarding any such litigation. Each Party hereto shall give the other parties hereto the opportunity to consult with such Party regarding the defense or settlement of any such shareholder litigation and shall consider such other Parties’ views with respect to such shareholder litigation.

6.6. Section 16(b) Exemption The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.7. Stock Exchange Delisting Prior to the Merger Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.8. Ownership of McCormick & Schmick Annapolis Liquor, Inc. At Parent’s request, the Company shall use its reasonable best efforts to effectuate the transfer of any capital stock of McCormick & Schmick Annapolis Liquor, Inc. that is held by any Person other than the Company or any wholly owned Subsidiary of the Company to Persons designated by Parent, at no cost to Parent or Acquisition Sub, including the execution of appropriate documentation related thereto, which transfer shall be effective no later than (but conditioned on) the Effective Time. In connection with any such request, Parent agrees to use its reasonable best efforts to provide, or cause to be provided, any information or other assistance required by any Governmental Authority or third-party or otherwise reasonably requested by the Company in order to facilitate any such transfer.

ARTICLE VII.

COVENANTS OF PARENT AND ACQUISITION SUB

7.1. Directors’ and Officers’ Indemnification and Insurance

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries to all current and former directors or officers of the Company, any of its Subsidiaries or any of their respective predecessors and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”) under (i) any indemnification, expense advancement and exculpation provision set forth in any certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any such Indemnified Persons. For a period of six (6) years after the Effective Time, none of Parent, the Surviving Corporation or any of its Subsidiaries shall amend, repeal or otherwise modify the certificate of incorporation or bylaws (or other similar organizational documents) of the Surviving Corporation or its Subsidiaries in any manner that would adversely affect the rights thereunder of any Indemnified Parties with respect to indemnification, exculpation and limitation of liabilities of the Indemnified Parties and advancement of expenses.

(b) In addition to the provisions of Section 7.1(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries occurring at or prior to the Effective Time, or (ii) the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement, in each case to the same extent as provided in any certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries or any indemnification agreement between the Company or any of its Subsidiaries and any such Indemnified Person; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.1(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for advancement under this Section 7.1(b), then the right to advancement asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved; and provided, further, that such Indemnified Person provides an undertaking to repay such advances to Parent or the Surviving Corporation, as applicable, if it is ultimately determined by a court of competent jurisdiction (which determination is not subject to any appeal) that such Indemnified Person is not entitled to indemnification under applicable Law. In the event of any such claim, proceeding, investigation or inquiry, (i) Parent shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) Parent shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iv) Parent shall provide each Indemnified Person and his or her own counsel with reasonable access to the books and records of the Company after the Effective Time to the extent such books and records are relevant to the defense of any such claim, proceeding, investigation or inquiry and (v) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.1(b) or elsewhere in this Agreement, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1(b), and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

(c) Prior to the Effective Time, the Company may, in consultation with Parent, obtain “tail” prepaid insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance”), for the Indemnified Persons, with terms, conditions, retentions and levels of coverage at least as favorable, in the aggregate, as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). If such “tail” prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation after the Effective Time to, maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder. If the Company fails to obtain such “tail” prepaid insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the Indemnified Persons, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Persons as provided in the existing policies as of the date of this Agreement, from an insurance carrier with the same or better rating as the Company’s current insurance carrier); provided, however, that in no event will Parent or the Surviving Corporation be required, and the Company shall not be permitted, to expend for such policies pursuant to this Section 7.1 an annualized premium amount in excess of 150% of the annual premiums currently paid by the Company for such insurance and if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall, and the Company may, obtain a substantially similar policy (from an insurance carrier with the same or better rating as the Company’s current insurance carrier) with the greatest coverage available for a cost not exceeding such amount. Each Indemnified Person is, and the Indemnified Persons collectively are, intended third party beneficiaries of this Section 7.1(c), and each such Person shall have a right to enforce the rights hereunder as if such person was a party to this Agreement.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.1.

(e) The obligations set forth in this Section 7.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives)) under this Section 7.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents of, or any and all indemnification agreements of or entered into by, the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

7.2. Employee Matters

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or from causing the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(c) For a period of one year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) currently provided to Parent’s similarly situated employees (“Comparable Plans”).

(d) To the extent that a Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use commercially reasonable efforts to (1) cause each Continuing Employee to be immediately eligible to participate in any and all Comparable Plans, and (2) cause to be waived all eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing conditions limitations under such plans, but only to the extent coverage under any such Comparable Plan replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time; and (ii) for purposes of each Comparable Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use commercially reasonable efforts to cause each third party insurer to (1) waive all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such Comparable Plan for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Employee Plan of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and (2) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such employee’s participation in the corresponding Comparable Plan begins to be given full credit under such Comparable Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Comparable Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(e) Nothing in this Section 7.2, express or implied, shall affect the right of the Company (or the Surviving Corporation, as applicable) to terminate the employment of any employee of the Company or any of its Subsidiaries or shall be construed to grant any current or former employee of the Company (or the Surviving Corporation, as applicable) or any of its Subsidiaries a right to continued employment by, or to receive any payment or benefits from, the Company (or the Surviving Corporation, as applicable) or any of its Subsidiaries or through any Employee Plan or other benefit plan that increases or expands such Person’s rights beyond what is provided by the terms of such plan. Other than as expressly contemplated by this Agreement (including pursuant to the limitations and requirements specifically set forth in this Section 7.2 and in Section 7.2(e) of the Company Disclosure Letter), nothing in this Agreement shall limit the ability of the Company (or the Surviving Corporation, as applicable) or its Affiliates (including Parent and its Affiliates after the consummation of the Offer and/or the Merger) to amend or terminate any Employee Plan or other benefit or compensation plan or program. Nothing in this Agreement, express or implied, shall (i) constitute an amendment to any Employee Plan or other benefit plan, (ii) create any third party beneficiary rights or (iii) inure to the benefit of or be enforceable by any employee, director or consultant of the Company (or the Surviving Corporation, as applicable), any of its Subsidiaries or their respective Affiliates, of any entity or any Person representing the interest of any such employee, director or consultant or of any Person whose rights are derivative of any such employee, director or consultant (including a family member or estate of any such employee, director of consultant).

(f) Prior to the Offer Closing Date, the Company Board shall adopt a resolution stating that the McCormick & Schmick Acquisition Corp. 401(k) Plan shall terminate effective on the day preceding the Offer Closing Date (or as of such other time as the Parties mutually agree), but contingent upon the occurrence of the Offer Closing.

7.3. Obligations of Acquisition Sub Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.4. Financing

(a) Each of Parent and Acquisition Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letter or fee letter (except in compliance with the provisions of the fee letter in effect as of the date hereof), if such amendment, modification or waiver reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) in a manner that would prevent or delay the consummation of the Debt Financing, amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to make the funding of the Debt Financing less likely to occur or imposes additional material obligations on the Company, its Subsidiaries or Affiliates of the Company prior to the Offer Closing Date; provided, however, that Parent and Acquisition Sub may amend or restate the Debt Commitment Letter or fee letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof. Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver. If any portion of the Debt Financing becomes unavailable on the terms and conditions (such terms and conditions to include provisions contained in the fee letter) contemplated by the Debt Commitment Letter or fee letter, (i) Parent and Acquisition Sub shall promptly notify the Company and (ii) Parent and Acquisition Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount and on terms sufficient to consummate the transactions contemplated hereby as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”). Parent shall promptly provide a true, correct and complete copy of each Alternative Debt Financing commitment to the Company. For purposes of this Section 7.4(a), references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 7.4(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 7.4(a). Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive documents for the Debt Financing and shall give the Company prompt notice (and in any event, within one (1) Business Day) (i) of the receipt of any written notice or other written communication from a financing source for the Debt Financing with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or any material provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing; and (ii) of the occurrence of an event or development that Parent or Acquisition Sub expects to have a material and adverse impact on the ability of Parent or Acquisition Sub to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing. Parent and Acquisition Sub shall publicly file the Debt Commitment Letter with the SEC and take such actions required by applicable Law. Once funded with the total, aggregate proceeds necessary to consummate the Offer and the Merger in accordance with the penultimate sentence of Section 2.1(d), Parent and Acquisition Sub shall cause the escrow account established pursuant to the Acceptable Escrow Agreement to remain in place and fully funded until at least the Extended Expiration Date (after taking into account all extensions thereof required by Section 2.1(d)), to the extent such aggregate proceeds are not released prior thereto in accordance with Section 2.1(d).

(b) Prior to the Merger Closing, the Company shall use its commercially reasonable efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Company and the Company’s Subsidiaries to, provide to Parent and Acquisition Sub any cooperation reasonably requested by Parent and Acquisition Sub in connection with the arrangement of debt financing for any portion of the aggregate funds to consummate the Offer and the Merger, including, without limitation, (i) furnishing Parent, Acquisition Sub and their financing sources, as promptly as practicable, with financial and other pertinent information regarding the Company and its Subsidiaries as may reasonably be requested in writing by Parent and identifying any portion of such information that constitutes material non-public information, (ii) in each case upon reasonable notice and in reasonably convenient locations, making senior management of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the financing, (iii) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda, prospectuses and all other material to be used in connection with the financing (including customary authorization and management representation letters)

and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (iv) using reasonable best efforts to obtain accountant’s comfort letters as reasonably requested by Parent, (v) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent and Acquisition Sub in connection with such debt financing immediately prior to the Offer Closing, (vi) taking all corporate actions, subject to and only effective upon the occurrence of the Acceptance Time, required to permit the consummation of the financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Acceptance Time, and (vii) otherwise taking actions within its control to cooperate in satisfying the conditions precedent set forth in any definitive document related to the financing; provided, however, that (A) no obligation of the Company or any of its Subsidiaries under any such credit or other agreement shall be effective until the Effective Time, (B) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, and (C) neither the Company nor any of the Company’s Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to such debt financing prior to the Merger Closing. Each of Parent and Acquisition Sub shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of the Company’s Subsidiaries in connection with the foregoing cooperation, and shall indemnify and hold harmless the Company, the Company’s Subsidiaries and their respective directors, officers, employees, agents and other Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of such debt financing and any information utilized in connection therewith to the fullest extent permitted by applicable Law and with appropriate contribution to the extent such indemnification is not available (other than arising from (x) such Person’s fraud, gross negligence, willful misconduct or intentional misrepresentation or (y) material misstatements or omissions in written historical information of the type prepared by the Company and its Subsidiaries in the ordinary course of business that is provided by the Company or any of the Company’s Subsidiaries specifically for use in connection with the debt financing).

(c) For the avoidance of doubt, Parent’s and Acquisition Sub’s obligations to consummate the transactions contemplated by this Agreement are not subject to any conditions regarding Parent’s, Acquisition Sub’s or any other Person’s ability to finance, or obtain financing for, the Offer or the Merger.

(d) Each of Parent, Acquisition Sub and the Company agree that (i) any Legal Proceeding involving Jefferies Group, Inc. or any Investor (as defined in the Debt Commitment Letter) arising out of or relating to the Offer, the Merger, the Debt Commitment Letter, the engagement letter, the fee letter, or the performance of any services thereunder be subject to the exclusive jurisdiction of a state or federal court sitting in the State of Delaware, (ii) it will not, and it will not permit any of its Affiliates to, bring or support anyone else in bringing any such Legal Proceeding in any other court, (iii) it waives any right to trial by jury in respect of any such Legal Proceeding, and (iv) that Jefferies Group, Inc. or any Investor (and their respective affiliates) are express third-party beneficiaries of this Section 7.4(d).

7.5. Stockholder and Management Arrangements Except to the extent expressly authorized by the Company Board (or any committee thereof) in advance, none of Parent, Acquisition Sub or any of their respective Affiliates, shall enter into any Contract, or make or enter into any formal or informal arrangement or other understanding (whether or not binding), with any Person relating to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement, or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment or compensation) from and after the Merger Closing.

7.6. Other Actions by Parent and Acquisition Sub Parent shall, promptly following the execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Acquisition Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Acquisition Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

7.7. Tax Matters All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes incurred by the Company or any of its Subsidiaries in connection with this Agreement and the other transactions contemplated hereby (“Transfer Taxes”) shall be paid by Parent. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes. All Parties hereto shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

ARTICLE VIII.

ADDITIONAL COVENANTS OF ALL PARTIES

8.1. Reasonable Best Efforts to Complete Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions set forth in Annex I and ARTICLE IX to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer, the Merger and the transactions contemplated hereby; and (iii) obtain all necessary and appropriate consents, waivers and approvals under any Material Contracts or Leases to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts or Leases following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement; provided, however, that, for the avoidance of doubt, no action permitted to be taken pursuant to Section 6.2 or Section 6.3 shall be prohibited, or required to be taken, by this sentence. Notwithstanding anything to the contrary herein, (A) the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract and (B) neither the Company nor any of its Subsidiaries shall commit to any concession, waiver or amendment under any Material Contract or Lease in connection with obtaining any consent in connection with this Agreement and the consummation of the transactions contemplated hereby without the prior written consent of Parent.

8.2. Certain Real Estate The Company shall use its commercially reasonable efforts to seek to provide to Parent prior to Closing, at Parent’s sole cost and expense, executed landlord estoppels from the landlords of each of the Leased Real Properties set forth on Section 8.2 of the Company Disclosure Letter, in the form provide by Parent or as otherwise agreed to by the Parent and the respective landlords.

8.3. Regulatory Filings

(a) Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, (x) file with the FTC and the Antitrust Division of the DOJ, a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent and the Company shall use reasonable best efforts to (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Offer or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Antitrust Laws with respect to the Offer or the Merger. The Company and Parent shall split on a 50/50 basis all filing fees under the HSR Act and any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under the applicable Antitrust Laws (other than normal filing fees that are imposed by Law on the Company).

(b) Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any Party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other Party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer or the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer or the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 9.1(b). Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect Confidential Information.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 8.3a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 8.3(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

8.4. Company Stockholders Meeting

(a) Subject to Section 8.4(f), the Company shall, as soon as practicable following the Acceptance Time, set a record date for, and cause a meeting (the “Stockholders’ Meeting”) to be duly called and held for the purpose of voting on the adoption of this Agreement.

(b) Subject to Section 6.3 and Section 8.4(f), the Company shall, as soon as practicable following the Acceptance Time (i) solicit from the Company Stockholders entitled to vote at the Stockholders’ Meeting proxies in favor of adoption of this Agreement and (ii) use its commercially reasonable efforts to take all other action reasonably necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

(c) Subject to Section 8.4(f), if approval of, or notification to, the Company’s stockholders is required by applicable Law to consummate the Merger, (i) the Company shall prepare and use commercially reasonable efforts to file with the SEC not later than ten (10) Business Days following the consummation of the Offer, a preliminary proxy statement (the “Preliminary Proxy Statement”) relating to this Agreement and the transactions contemplated by this Agreement, which shall include the Company Board Recommendation and the Fairness Opinion except in the case of a Company Board Recommendation Change; (ii) respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Stockholders’ Meeting (collectively, as amended or supplemented, the “Proxy Statement”), to be mailed to the Company Stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments; provided, however, that no material amendments or supplements to the Preliminary Proxy Statement or the Proxy Statement will be made by the Company without prior consultation with Parent and its counsel; provided, further, that nothing in this Section 8.4(c) shall limit or preclude the ability of the Company Board to effect a Company Board Recommendation Change. Unless the Company Board (or any committee thereof) has effected a Company Board Recommendation Change, the Company and Parent shall cooperate to: (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings; and (ii) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law.

(d) Parent shall provide to the Company all information concerning Parent and Acquisition Sub as may be reasonably requested by the Company in connection with the Preliminary Proxy Statement and the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Preliminary Proxy Statement and the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Acquisition Sub supplied by it for inclusion in the Preliminary Proxy Statement and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Preliminary Proxy Statement and the Proxy Statement promptly following request therefor from the Company.

(e) Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 6.3, in connection with any specific disclosure regarding a Company Board Recommendation Change relating to a Superior Proposal or an Acquisition Proposal, the Company shall not be required to provide Parent or Acquisition Sub the opportunity to review or comment on (or include comments proposed by Parent or Acquisition Sub in) or permit Parent or Acquisition Sub to participate in any discussions with the SEC regarding the Preliminary Proxy Statement or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

(f) Notwithstanding the foregoing or anything else herein to the contrary, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Subsidiaries shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including (i) with respect to the transfer to Acquisition Sub of any shares of Company Common Stock held by Parent or its Affiliates and (ii) causing the board of directors of Acquisition Sub to adopt the resolutions required by Section 253 of the DGCL, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

8.5. Anti-Takeover Laws In the event that the restrictions of any state anti-takeover or other similar Law are or become applicable to this Agreement or any of the transactions contemplated by this Agreement (other than, with respect to the Company, as a result of the inaccuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a)), the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

8.6. Public Statements and Disclosure Each Party shall issue an initial press release relating to this Agreement (prior to such issuance, each Party shall provide the other Party with reasonable time to comment on such initial press release and shall give reasonable consideration to any such comments), and thereafter, none of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party); provided, however, that the restrictions set forth in this Section 8.6 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.3 or following a Company Board Recommendation Change.

8.7. Confidentiality Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

ARTICLE IX.

CONDITIONS TO THE MERGER

9.1. Conditions

The respective obligations of each Party to effect the Merger shall be subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. If adoption of this Agreement by the Company Stockholders is required under applicable Law in order to effect the Merger, the Stockholder Approval shall have been obtained.

(b) HSR Act; Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign antitrust Laws shall have expired or been terminated (and approval of the transactions contemplated hereby shall have been obtained to the extent required under applicable foreign antitrust Laws).

(c) No Legal Prohibition. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger.

(d) Purchase of Tendered Shares. Acquisition Sub shall have accepted for payment and paid for the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination

This Agreement may be validly terminated and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time (in the case of the termination right set forth in Section 10.1(c), at any time prior to the Effective Time) only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company; or

(b) by either the Company or Parent in the event that the Offer Closing shall not have occurred on or before March 6, 2012, (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) that is in material breach of this Agreement; or

(c) by either the Company or Parent if there shall be any Law enacted by a Governmental Authority of competent jurisdiction after the date of this Agreement remaining in effect that makes the acceptance for payment of or payment for Company Common Stock tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of or payment for Company Common Stock tendered pursuant to the Offer or prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided, however, that in the case of an injunction a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the issuance of any such injunction is attributable to the failure of such Party (or any Affiliate of such Party) to perform any covenant or other obligation under this Agreement required to be performed by such Party (or any Affiliate of such Party) at or prior to the Effective Time; or

(d) by the Company, in the event that (i) the Company shall have received a bona fide, unsolicited written Acquisition Proposal (which Acquisition Proposal did not arise out of any material breach of Section 6.2); (ii) the Company Board (or any authorized committee thereof) shall have determined in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such bona fide, unsolicited written Acquisition Proposal constitutes a Superior Proposal, (iii) the members of the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with their fiduciary duties to the Company Stockholders under applicable Law; (iv) the Company shall have delivered to Parent a Recommendation Change Notice; (v) if requested by Parent, the Company shall have made itself and its Representatives available to negotiate with Parent and Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement, during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending five (5) Business Days later at 5:00 p.m. Pacific Time (it being understood and hereby agreed that such five (5) Business Day period may be the same as the Notice Period contemplated by Section 6.3(b)); (v) the members of the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the failure to enter into a definitive agreement relating to such Superior Proposal would still reasonably be expected to be inconsistent with their fiduciary duties to the Company Stockholders under applicable Law and that such Acquisition Proposal constitutes a Superior Proposal; and (vi) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 10.3(c);

(e) by Parent, in the event that (i) Parent and Acquisition Sub are not in breach of any of their respective representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in clauses (ii) or (iii) of paragraph (c) of Annex I would not be satisfied and shall have failed to cure such breach within thirty (30) days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) in respect of the breach set forth in any such written notice (x) at any time during such thirty (30) day period, and (y) at any time after such thirty (30) day period if the Company shall have cured such breach during such thirty (30) day period); or

(f) by Parent, in the event that (i) the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change, (ii) the Company failed to include in the Proxy Statement or the Schedule 14D-9, in each case when mailed, the Company Board Recommendation, or (iii) there is a material breach of Section 6.2 or Section 6.3 by the Company;

(g) by the Company, in the event that (i) the Company is not in breach of any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Parent or Acquisition Sub shall have breached any of its representations, warranties or covenants under this Agreement (which breach would or would reasonably be expected to individually or in the aggregate, have a Parent Material Adverse Effect) and Parent or Acquisition Sub, as the case may be, shall have failed to cure such breach within thirty (30) days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) day period, and (B) at any time after such thirty (30) day period if Parent and Acquisition Sub shall have cured such breach during such thirty (30) day period);

(h) by the Company, in the event that (i) Acquisition Sub fails to commence the Offer with the time required by Section 2.1(a) or terminates or makes any material change to the Offer in violation of the terms of this Agreement or (ii) at any scheduled expiration date of the Offer, Acquisition Sub fails to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1(a) and at such time all of the conditions set forth in Annex I are satisfied and no subsequent expiration date for the Offer is established pursuant to an authorized extension of the Offer; provided, that in the case of clause (i) hereof, the Company shall have given Parent written notice at least four (4) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(h) and the basis for such termination; or

(i) by the Company or Parent, in the event that as of any scheduled expiration date of the Offer, all of the Offer Conditions shall have been satisfied or waived (to the extent waivable in accordance with its terms) by Parent except for the Minimum Tender Condition and no further extensions or re-extensions of the Offer by Parent and Acquisition Sub are required pursuant to Section 2.1(d); provided, that the right to terminate this Agreement pursuant to this Section 10.1(i) shall not be available to any Party whose breach of any covenant or obligation under this Agreement has been a principal cause of, or primarily resulted in, the failure of the Minimum Tender Condition to be satisfied as of any scheduled expiration date of the Offer.

10.2. Notice of Termination; Effect of Termination Any proper and valid termination of this Agreement pursuant to Section 10.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) for the terms of ARTICLE I, the second to the last sentence of Section 2.2(c), the last sentence of Section 6.4, the second to last sentence of Section 7.4(b), Section 8.7, this Section 10.2, Section 10.3 and ARTICLE XI, each of which shall survive the termination of this Agreement, and (b) subject to Section 10.3(g), nothing in this Agreement shall relieve any Party or Parties hereto, as applicable, from liability for any knowing and intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

10.3. Fees and Expenses.

(a) General. Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

(b) In the event that (i) this Agreement is validly terminated pursuant to Section 10.1(b), Section 10.1(e), or Section 10.1(i), (ii) at or prior to the time of the termination of this Agreement, there shall have been publicly disclosed a bona fide Acquisition Proposal and such Acquisition Proposal shall not have been withdrawn prior to the time of the event giving rise to the termination of this Agreement, and (iii) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated, then, in any such case, the Company shall pay to Parent $3,900,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such transaction is consummated. Solely for the purposes of this Section 10.3(b), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “a majority”.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(d), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 10.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(e) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee due pursuant to Section 10.3, and, in order to obtain such payment, Parent commences a Legal Proceeding that results in an award against the Company for such fee, the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(f) In no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x) if the Company pays the Termination Fee pursuant to Section 10.3, then any such payment shall be the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (z) if Parent or Acquisition Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under Section 10.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Acquisition Sub in respect of any such breaches of this Agreement.

10.4. Amendment This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or the Stockholder Approval shall have been obtained; provided, however, that (x) after the Offer Closing and subject to Section 3.7(b), there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the Company Stockholders without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.5. Extension; Waiver At any time and from time to time prior to the Effective Time, any Party or Parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties hereto contained herein (other than, for the avoidance of doubt, the Minimum Tender Condition unless such waiver is consented to in writing by the Company). Any agreement on the part of a Party or Parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XI.

GENERAL PROVISIONS

11.1. Survival of Representations, Warranties and Covenants The representations and warranties of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

11.2. Notices All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub to:

Landry’s, Inc.

1510 West Loop South

Houston, Texas 77027

Attention: Steven L. Scheinthal

Facsimile No.: (713) 386-7070

email address: SScheinthal@ldry.com

with a copy (which shall not constitute notice) to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022-1106

  Attention: Steve Wolosky, Esq.

  Facsimile No.: (212) 451-2222

  email address: swolosky@olshanlaw.com

(b)	if to the Company, to:

  McCormick & Schmick’s Seafood Restaurants, Inc.

  1414 NW Northrup Street, Suite 700

  Portland, Oregon 97209

  Attention: William T. Freeman

                      email address: bfreeman@msmg.com

                      Michelle M. Lantow

                      email address: mlantow@msmg.com

  Facsimile No.: (503) 220-1841

  with a copy (which shall not constitute notice) to:

  Kirkland & Ellis LLP

  601 Lexington Avenue

  New York, NY 10022

  Attention: David Fox

                      email address: david.fox@kirkland.com

                      Thomas W. Christopher

                      email address: thomas.christopher@kirkland.com

  Facsimile No.: (212) 446-4900

  and

  Davis Wright Tremaine LLP

  1201 Third Ave, Suite 2200

  Seattle, WA 98101

  Attention: Marcus J. Williams

  email address: marcwilliams@dwt.com

  Facsimile No.: (206) 757-7000

11.3. Assignment No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, and any assignment without such prior written approval shall be null and void. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties hereto and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.4. Entire Agreement This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein or therein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

11.5. Third Party Beneficiaries This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except the Indemnified Persons as set forth in or contemplated by the terms and provisions of Section 7.1, and Jefferies Group, Inc. or any Investor as set forth in or contemplated by the terms and provisions of Section 7.4(d).

11.6. Severability In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7. Specific Performance; Remedies The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 10.1, each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 11.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 11.7. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.7. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

11.8. Governing Law THIS AGREEMENT AND ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

11.9. Consent to Jurisdiction

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, for the purpose of any Legal Proceeding directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.2. Nothing in this Section 11.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.10. WAIVER OF JURY TRIAL EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11. Company Disclosure Letter References The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement as though fully set forth in such other representation and warranty (or covenant, as applicable), but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. No reference to or disclosure of any item or other manner in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter. The information set forth in the Company Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

11.12. Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

LANDRY’S, INC.

By:
Name:
Title:

LANDRY’S MSA CO., INC.

By:
Name:
Title:

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

By:
Name:
Title:

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement (other than the penultimate sentence of Section 2.1(d)), Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall not be validly tendered prior to the expiration of the Offer a number of shares of Company Common Stock that when added to the number of shares owned by Parent, Acquisition Sub and any of their respective Affiliates (if any), represent a majority of the sum of (x) the issued and outstanding shares of Company Common Stock as of the expiration of the Offer plus (y) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options from which the Company or its Representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Stock Options) (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; or (c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction in effect, or any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remaining in effect, that, in any such case, has the effect of making the Offer or the Merger (or the Top-Up, if the Top-Up is necessary to ensure that Parent or Acquisition Sub owns at least 90% of the outstanding shares of Company Common Stock immediately after the Acceptance Time) illegal or otherwise prohibiting or preventing the consummation of the Offer or the Merger (or the Top-Up, if the Top-Up is necessary to ensure that Parent or Acquisition Sub owns at least 90% of the outstanding shares of Company Common Stock immediately after the Acceptance Time);

(ii) (A) any of the representations and warranties of the Company (other than the representation and warrantees set forth in Sections 4.1, 4.2, 4.3 (other than 4.3(a)(vii)), 4.4, 4.5(a)(i) and (c), 4.6, 4.7, 4.12, 4.27, 4.28, and 4.29) set forth in this Agreement shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties shall not be true and correct as of such specific date only), (B) the representations and warranties set forth in Sections 4.1, 4.2, 4.3 (other than 4.3(a)(vii)), 4.4, 4.5(a)(i) and (c), 4.6, 4.12, 4.27, 4.28, and 4.29 shall not be true and correct in all material respects or (C) the representations and warranties set forth in Section 4.7 shall not be true and correct in all respects except where the failure of such representations or warranties to be so true and correct has resulted or would reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates in excess of $250,000;

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

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(iv) since the date of this Agreement, there shall have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect; or

(v) this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (c)(ii), (c)(iii), and (c)(iv) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Acquisition Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of November 7, 2011, by and among Landry’s, Inc., Landry’s MSA Co., Inc. and McCormick & Schmick’s Seafood Restaurants, Inc.

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EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

FIRST: The name of this corporation is: McCormick & Schmick’s Seafood Restaurants, Inc. (the “Corporation”).

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is: 160 Greentree Drive, Suite 101, Dover, DE 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is: National Registered Agents, Inc.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is One-Hundred (100) shares of Common Stock, par value $0.01 per share.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The original Bylaws of the Corporation shall be adopted by the incorporator; thereafter, in furtherance and not in limitation of the powers conferred by statute, the power to make, alter, or repeal the Bylaws, and to adopt any new Bylaw, shall be vested in the Board of Directors.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Delaware General Corporation Law. If after approval by the stockholders of this article the Delaware General Corporation Law is amended to authorize corporate action further limiting the personal liability of directors, the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the provisions of this article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification.

EIGHTH: The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director, executive officer or other officer designated by the Board of Directors of the Corporation who is made, or threatened to be made, a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director, executive officer or other designated officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this article. No amendment to this article that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the effective date of the amendment. This article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of stockholders or other document or arrangement. For purposes of this article, “executive officer” includes the chief executive office, chief financial officer, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other officer who performs a policy making function.

EXHIBIT B

AMENDED AND RESTATED BYLAWS

OF

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

a Delaware corporation

ARTICLE I

STOCKHOLDERS

SECTION 1.1. Annual Meetings. An annual meeting of stockholders to elect directors and transact such other business as may properly be presented to the meeting may be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the Certificate of Incorporation or the Bylaws, or if not so designated, as the Board of Directors may from time to time determine. If pursuant to the Certificate of Incorporation or the Bylaws, the Board of Directors is authorized to determine the place of a meeting of stockholders, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication. If such means are authorized, the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is, in fact, a stockholder or proxyholder. The Corporation shall also implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings. If a stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

SECTION 1.2. Special Meetings. A special meeting of stockholders may be called at any time by two or more directors or the Chairman of the Board or the President and shall be called by any of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by holders of record of a majority of the shares of stock that would be entitled to be voted on such matter or matters if the meeting were held on the day such request is received and the record date for such meeting were the close of business on the preceding day. Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting and as shall be stated in the notice of such meeting.

SECTION 1.3. Notice of Meeting; Notice to Stockholders. For each meeting of stockholders, written notice shall be given stating the place, if any, date and hour, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and may vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided by Delaware law, the written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Any notice given to a stockholder under any provision of the DGCL, the Certificate of Incorporation or Bylaws shall be effective if given by a form of electronic transmission consented to by such stockholder. Any such consent shall be revocable by a stockholder by written notice to the Corporation and shall be deemed revoked under the circumstances described in the DGCL. Notice given to stockholders by electronic transmission shall be given as provided in the DGCL.

SECTION 1.4. Quorum. Except as otherwise required by the DGCL or the Certificate of Incorporation, the holders of record of a majority of the shares of stock entitled to be voted present in person or represented by proxy at a meeting shall constitute a quorum, for the transaction of business at the meeting, but in the absence of a quorum the holders of record present or represented by proxy at such meeting may vote to adjourn the meeting from time to time, without notice other than announcement at the meeting, unless otherwise provided in the DGCL or Bylaws, until a quorum is obtained.

SECTION 1.5. Chairman and Secretary at Meeting. At each meeting of stockholders, the Chairman of the Board, or in such person’s absence, the person designated in writing by the Chairman of the Board, or if no person is so designated, then a person designated by the Board of Directors, shall preside as chairman of the meeting; if no person is so designated, then the meeting shall choose a chairman by plurality vote. The Secretary, or in such person’s absence, a person designated by the chairman of the meeting, shall act as secretary of the meeting.

SECTION 1.6. Voting; Proxies. Except as otherwise provided by the DGCL or the Certificate of Incorporation:

(a) Each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of capital stock held by such stockholder.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the stockholder.

(c) Directors shall be elected by a plurality vote.

(d) Each matter, other than election of directors, properly presented to any meeting, shall be decided by a majority of the votes cast on the matter.

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(e) Unless otherwise provided in the Certificate of Incorporation, all elections of directors shall be by written ballot. Voting on all other matters need not be by written ballot unless ordered by the chairman of the meeting or if so requested by any stockholder present or represented by proxy at the meeting and entitled to vote on such matter.

(f) If authorized by the Board of Directors, the requirement of a written ballot may be satisfied by a ballot submitted by electronic submission, accompanied by the information specified in the DGCL.

SECTION 1.7. Adjourned Meetings. A meeting of stockholders may be adjourned to another time or place. Unless the Board of Directors fixes a new record date, stockholders of record for an adjourned meeting shall be as originally determined for the meeting from which the adjournment was taken. Except as provided in the next succeeding sentence, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote. At the adjourned meeting at which there shall be present or represented the holders of record of the requisite number of shares, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 1.8. Consent of Stockholders in Lieu of Meeting. Any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. A telegram, cablegram or other electronic transmission consenting to action shall be deemed to be written, signed and dated provided that it sets forth or is delivered with information from which the Corporation can determine that it was transmitted by the stockholder, proxyholder or by a person authorized to act for the stockholder or proxyholder and the date on which it was transmitted. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until there shall have been compliance with applicable provisions of the DGCL. Notice of the taking of such action shall be given promptly to each stockholder that did not consent thereto in writing to the extent such notice is required by the provisions of the DGCL.

SECTION 1.9. List of Stockholders Entitled to Vote. At least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared. Such list shall be open to the examination of any stockholder (as defined in Section 220 of the DGCL or any successor statute) for any proper purpose, for a period of at least 10 days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, such list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

SECTION 1.10. Fixing of Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or

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to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed; and the record date for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE II DIRECTORS

SECTION 2.1. Number; Term of Office; Qualifications; Vacancies. The number of the directors constituting the entire Board of Directors shall be the number, not less than one nor more than ten, fixed from time to time by a majority of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies; provided, however, that no decrease shall shorten the term of an incumbent director. Until otherwise fixed by the directors, the number of directors constituting the entire Board shall be three (3). Directors shall be elected at the annual meeting of stockholders to hold office, subject to Sections 2.2 and 2.3, until the next annual meeting of stockholders and until their respective successors are elected and qualify. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and the directors so chosen shall hold office, subject to Sections 2.2 and 2.3, until the next annual meeting of stockholders and until their respective successors are elected and qualify.

SECTION 2.2. Resignation. Any director of the Corporation may resign at any time by giving written notice or by electronic transmission, as defined in the DGCL, of such resignation to the Board of Directors or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board of Directors or the Secretary; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these Bylaws in the filling of other vacancies.

SECTION 2.3. Removal. Subject to the provisions of the DGCL, any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the shares entitled to vote at an election of directors.

SECTION 2.4. Regular and Annual Meetings; Notice. Regular meetings of the Board of Directors shall be held at such time and at such place, within or without the State of Delaware, as the Board of Directors may from time to time prescribe. No notice need be given of any regular meeting, and a notice, if given, need not specify the purposes thereof. A meeting of the Board of Directors may be held without notice immediately after an annual meeting of stockholders at the same place as that at which such meeting was held.

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SECTION 2.5. Special Meetings; Notice. A special meeting of the Board of Directors may be called at any time by the Board of Directors, the Chairman of the Board or the President and shall be called by any one of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by at least two directors. Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting. Notice of such meeting stating the time and place thereof shall be given (a) by deposit of the notice in the United States mail, first class, postage prepaid, or its equivalent, as applicable, at least three days before the day fixed for the meeting addressed to each director at such person’s address as it appears on the Corporation’s records or at such other address as the director may have furnished the Corporation for that purpose, or (b) by delivery of the notice similarly addressed for dispatch by facsimile, telegraph or e-mail or by delivery of the notice by telephone or in person, in each case at least 24 hours before the time fixed for the meeting.

SECTION 2.6. Presiding Officer and Secretary at Meetings. Each meeting of the Board of Directors shall be presided over by the Chairman of the Board, or in such person’s absence, by such member of the Board of Directors as shall be chosen at the meeting. The Secretary, or in such person’s absence, an Assistant Secretary, shall act as secretary of the meeting, or if no such officer is present, a secretary of the meeting shall be designated by the person presiding over the meeting.

SECTION 2.7. Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business, but in the absence of a quorum a majority of those present (or if only one be present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 2.8. Meeting by Telephone. Unless otherwise restricted by the Certificate of Incorporation or Bylaws, members of the Board of Directors or of any committee thereof may participate in meetings of the Board of Directors or of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 2.9. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings are filed with the minutes of proceedings of the Board of Directors or of such committee. Such electronic transmission or transmissions filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if such minutes are maintained in electronic form.

SECTION 2.10. Committees of the Board. The Board of Directors may, by resolution passed by the Board of Directors, designate one or more other committees, each such committee to have such name and to consist of one or more directors as the Board of Directors may from time to time determine. Any such committee, to the extent provided in such resolution or resolutions, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, but no such committee shall have such power or authority in reference to (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopting, amending or repealing any Bylaw. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum,

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may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

SECTION 2.11. Compensation. No director shall receive any stated salary for such person’s services as a director or as a member of a committee but shall receive such sum, if any, as may from time to time be fixed by the Board of Directors.

ARTICLE III

OFFICERS

SECTION 3.1. Election; Qualification. The officers of the Corporation shall consist of a President, Secretary and Treasurer, each of whom shall be elected by the Board of Directors. The Board of Directors may elect a Chairman of the Board or two Co-Chairman of the Board, one or more Vice Presidents, or Controller, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Controllers and such other officers as it may from time to time determine. The Board of Directors shall also determine which of the officers shall hold the offices of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, if any. Any officer other than the Chairman of the Board may, but is not required to, be a director of the Corporation. Two or more offices may be held by the same person.

SECTION 3.2. Term of Office. Each officer shall hold office from the time of such person’s election and qualification to the time at which such person’s successor is elected and qualified, unless he shall die or resign or shall be removed pursuant to Section 3.4 at any time sooner.

SECTION 3.3. Resignation. Any officer of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board of Directors or one of the above-named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 3.4. Removal. Any officer may be removed at any time, with or without cause, by the vote of the Board of Directors.

SECTION 3.5. Vacancies. Any vacancy, however caused, in any office of the Corporation may be filled by the Board of Directors.

SECTION 3.6. Compensation. The compensation of each officer shall be such as the Board of Directors may from time to time determine.

SECTION 3.7. Duties of Officers. Officers of the Corporation shall, unless otherwise determined by the Board of Directors, have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as may be set forth in the Bylaws or as may from time to time be specifically conferred or imposed by the Board of Directors.

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ARTICLE IV

CAPITAL STOCK

SECTION 4.1. Stock Certificates. The interest of each holder of stock of the Corporation shall be evidenced by a certificate or certificates in such form as the Board of Directors may from time to time prescribe. Each certificate shall be signed by, or in the name of, the Corporation by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any of or all the signatures appearing on such certificate or certificates may be a facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

SECTION 4.2. Transfer of Stock. Shares of stock shall be transferable on the books of the Corporation pursuant to applicable law and such rules and regulations as the Board of Directors shall from time to time prescribe.

SECTION 4.3. Redemption of Stock. Any stock of any class or series may be made subject to redemption by the Corporation at its option or at the option of the holders of such stock upon the happening of a specified event; provided however, that immediately following any such redemption, the Corporation shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting powers.

SECTION 4.4. Holders of Record. Prior to due presentment for registration of transfer, the Corporation may treat the holder of record of a share of its stock as the complete owner thereof exclusively entitled to vote, to receive notifications and otherwise entitled to all the rights and powers of a complete owner thereof, notwithstanding notice to the contrary.

SECTION 4.5. Lost, Stolen, Destroyed or Mutilated Certificates. The Corporation shall issue a new certificate of stock to replace a certificate theretofore issued by it alleged to have been lost, destroyed or wrongfully taken, if the owner or such owner’s legal representative (a) requests replacement, before the Corporation has notice that the stock certificate has been acquired by a bona fide purchaser; (b) unless the Board of Directors otherwise determines, files with the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such stock certificate or the issuance of any such new stock certificate; and (c) satisfies such other terms and conditions as the Board of Directors may from time to time prescribe

ARTICLE

V INDEMNIFICATION

SECTION 5.1. Indemnification. The Corporation shall indemnify its directors, executive officers and other officers designated by the Board of Directors to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors, executive officers and other designated officers; and, provided, further, that the Corporation shall not be required to indemnify any director, executive officer and other designated officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) the indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation

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under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 5.2. The Corporation shall have the power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

SECTION 5.2. Expenses.

(a) The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer of the Corporation or is or was serving at the request of the Corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following a request therefor, all expenses incurred by any director, executive officer and other designated officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director, executive officer and other designated officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise.

(b) Notwithstanding the foregoing, unless otherwise determined pursuant to 5.4 of this Article V, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

SECTION 5.3. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors, executive officers and other designated officers under this Article V shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director, executive officer or other designated officer. Any right to indemnification or advances granted by this Article V to a director, executive officer or other designated officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or

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in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the officer or director has met the applicable standard of conduct set forth in the DGCL or any other applicable law nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

SECTION 5.4. Non-Exclusivity of Rights. The rights conferred on any person by this Article V shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances to the fullest extent not prohibited by the DGCL or by any other applicable law.

SECTION 5.5. Survival of Rights. The rights conferred on any person by this Article V shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 5.6. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article V.

SECTION 5.7. Amendments. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

SECTION 5.8. Saving Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article V that shall not have been invalidated or by any other applicable law. If this Article V shall be invalid due to the application of the indemnification provisions of another jurisdiction, the Corporation shall indemnify each director, executive officer and other designated officer to the full extent under any other applicable law.

SECTION 5.9. Certain Definitions. For purposes of this Article V, the following definitions shall apply:

(a) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

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(b) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(c) The term the “Corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(d) The term “executive officer” includes the chief executive office, chief financial officer, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other officer identified as an executive officer in reports the corporation files under the Securities Exchange Act of 1934, as amended.

(e) References to a “director”, “executive officer”, “officer”, “employee” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(f) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article V.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1. Waiver of Notice. Whenever notice is required by the Certificate of Incorporation, the Bylaws or any provision of the DGCL, a written or electronically transmitted waiver thereof, signed by the person entitled to notice, whether before or after the time required for such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice.

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SECTION 6.2. Fiscal Year. The fiscal year of the Corporation shall start on such date as the Board of Directors shall from time to time prescribe.

SECTION 6.3. Corporate Seal. The corporate seal shall be in such form as the Board of Directors may from time to time prescribe, and the same may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE VII

AMENDMENT OF BYLAWS

SECTION 7.1. By Stockholders. All bylaws of the Corporation shall be subject to alteration or repeal, and new bylaws may be made, by a majority of the votes cast by the shares at the time entitled to vote in the election of directors.

SECTION 7.2. By Directors. The Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, bylaws of the Corporation.

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